Exhibit 99.1
Item 1. Selected Financial Data
The following selected financial data of the Company should be read in conjunction with the consolidated financial statements and notes thereto and the following Management’s Discussion and Analysis of Financial Condition and Results of Operations. The financial data set forth on the next two pages has been derived from the audited consolidated financial statements of the Company:
OPERATING STATEMENT DATA:

	Year Ended
	December 25	December 27	December 28	December 29	December 29
	2004	2003	2002 (1)	2001	2000

Net revenues	$68,749,542	$67,080,108	$55,038,793	$48,796,110	$56,114,832
Total operating costs and expenses	66,411,162	64,812,179	59,350,819	56,995,460	59,696,818

Income (loss) from operations	2,338,380	2,267,929	(4,312,026)	(8,199,350)	(3,581,986)
Non-operating income (expenses):
Interest income	17,543	20,836	114,152	222,349	294,132
Interest expense (including approximately $2,127,000 and $517,000, in 2004 and 2003, of non-cash debt discount amortization)	(4,563,729)	(2,828,327)	(1,722,990)	(652,530)	(28,723)

Loss before equity in loss of affiliated company and loss from discontinued operations	(2,207,806)	(539,562)	(5,920,864)	(8,629,531)	(3,316,577)
Equity in loss of affiliated company	—	—	(630,801)	—	—

Loss from continuing operations	(2,207,806)	(539,562)	(6,551,665)	(8,629,531)	(3,316,577)
Loss from discontinued operations	(550,696)	(569,827)	(328,804)	—	—
Dividends on preferred stock	(708,159)	(626,956)	(696,541)	(812,205)	(1,346,872)

Net loss applicable to common stockholders	$(3,466,661)	$(1,736,345)	$(7,577,010)	$(9,441,736)	$(4,663,449)

Loss per common share
Basic and diluted, loss from continuing operations, including dividends on preferred stock	$(0.10)	$(0.04)	$(0.32)	$(0.72)	$(0.39)

Basis and diluted, net loss applicable to common stockholders	$(0.11)	$(0.06)	$(0.34)	$(0.72)	$(0.39)

Weighted average number of common shares outstanding	30,426,829	30,424,262	22,534,393	13,120,137	11,834,388

Cash dividends per common share	None	None	None	None	None

(1)	As discussed in Note 5 to the Consolidated Financial Statements, effective June 30, 2002, the Company completed its business combination with Helix.

BALANCE SHEET DATA:

	As of
	December 25	December 27	December 28		December 29	December 29
	2004	2003	2002 (1)		2001	2000

Total assets	$59,301,815	$66,183,350	$64,996,870		$21,341,522	$21,872,123
Working capital (deficit)	(4,898,459)	(2,330,035)	(10,231,372)		(738,562)	2,350,832
Long-term debt:
Long-term debt, net of current maturities	17,296,125	20,579,977	22,082,389	(2)	8,750,999	175,887
Convertible subordinated notes, net of debt discount of $5,443,879 and $7,423,596	2,056,121	76,404	—		—	—
Mandatorily redeemable convertible preferred stock	4,709,921	4,600,107	—		—	—

(1)	As discussed in Note 5 to the Consolidated Financial Statements, effective June 30, 2002, the Company completed its business combination with Helix.

(2)	Includes $110,890 of long-term debt of discontinued operations.

Item 2.	Management’s Discussion and Analysis of Results of Operations and Financial Condition
GENERAL
The Company has restated the accompanying financial statements for the sale of a group of hearing centers in the states of Minnesota, Washington and Wisconsin in June 2005 in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The centers have been presented as discontinued operations and the consolidated financial statements have been reclassified to segregate the assets and operating results of these hearing centers for all periods presented. (See Note 18 — Discontinued Operations.)
The focus of the Company in 2004 was to develop advertising campaigns and pricing structures to increase its gross profit (net revenues minus cost of products sold) on each transaction. As a result of these initiatives, the Company sustained a growth in net revenues for four consecutive quarters in 2004 and began to be cash flow positive (cash provided by continuing activities, before changes in non-cash working capital items) in the third quarter of the year.
Toward the end of 2004, the Company created a sales development department whose objective is to improve sales capabilities of its professionals. In 2005, the Company expects to benefit from this new department and from new advertising campaigns and programs developed to increase patient accessibility to its products.
During 2004, the Company incurred a net loss of approximately $2,759,000 compared to approximately $1,109,000 in 2003. The increase in the net loss is attributable to an increase in center operating expenses and interest expense. The increase in interest expense is mainly due to the 2004 effects of the December 2003 financing. These increases were offset by a decrease in general and administrative expenses, depreciation and amortization and an increase in net revenues.
During 2004 and 2003, HEARx West generated net income of approximately $1,385,000 and $723,000. The HEARx West members’ deficit decreased from approximately $4,591,000 at the end of 2003 to approximately $3,206,000 at the end of 2004. According to the Company’s agreement with the Permanente Federation, the Company included in its statement of operations 100% of the losses incurred by the venture since its inception and will receive 100% of the net income of the venture until the members’ deficit is eliminated. At such time as the members’ deficit is eliminated and the venture continues to be profitable, the Company will begin recording a minority interest corresponding to 50% of the venture’s net income as an expense in the Company’s consolidated statement of operations and with a corresponding liability on its consolidated balance sheet.
RESULTS OF OPERATIONS
2004 compared to 2003
Net revenues in 2004 increased approximately $1,669,000 or 2.5%. The increase in hearing aid and other product revenues during 2004 compared to 2003 is primarily attributable to an increase of approximately $1,900,000 due to the Company’s new contract with the Department of Veteran Affairs. A decrease of approximately $631,000 in service revenues resulted from decreases in repairs and testing. A decrease of approximately 5.0% in the number of hearing aids sold during the year was offset by an increase in the average selling price of approximately 4.9%, as patients selected a higher percentage of high-end technology hearing aids. Approximately $485,000 of the overall increase in revenues relates to a favorable change in the average Canadian exchange rate from 2003 to 2004.
Cost of products sold in 2004 decreased approximately $264,000 or 1.4%. Included in the cost of products sold are Siemens preferred pricing reductions of approximately $3,641,000 in 2004 and $3,947,000 in 2003, respectively. Such pricing reductions from Siemens are accounted for as reductions of cost of products sold for financial reporting purposes and applied, pursuant to the Siemens credit agreement, against the principal and interest payments due to Siemens on Tranches A, B and C of the Siemens loan. (See Liquidity and Capital Resources, below.) The cost of products sold, as a percent of net revenues, was essentially unchanged at 28.0% and 28.3% in 2004 and 2003, respectively.
Center operating expenses in 2004 increased approximately $2.3 million, or 7.1% from 2003. This increase is mainly attributable to an increase in compensation and marketing in 2004 compared to 2003 of approximately $1.3 million and $905,000, respectively. The increase in compensation is attributable in part to annual increases to employees and new employees at the center level and in part to increases in commissions. The increase in commissions is due to changes to some of the compensation programs at the end of the second quarter of 2003 and increases in revenues in regions and/or sectors with higher commission rates. The increase in marketing is attributable to increase in the frequency in the Company’s advertising to the private pay sector and additional mailers to members of managed care companies in 2004 compared to the prior year.
General and administrative expenses in 2004 decreased approximately $252,000, or 2.4%. This decrease is mainly attributable to a reduction of expenses of approximately $159,000 resulting from a volume discount for telephone expense, and a reduction of professional fees of approximately $576,000. These decreases were offset by an increase in wages and fringe benefits of approximately $291,000, due to an increase in salaries and in additional employees, and an increase in public and shareholder relations expense of approximately $174,000.
Depreciation and amortization expense in 2004 decreased approximately $712,000 or 25.6%. This decrease is due to certain property and equipment being fully depreciated.
Interest expense in 2004 increased approximately $1.7 million or 61% over 2003. This increase is attributable to approximately $2,902,000 of interest (including the non-cash portion of approximately $2,127,000) on the $7.5 million financing that was completed in December 2003. These increases were offset by a decrease of interest on other existing balances due to repayments of principal during 2003 and the beginning of 2004. The non-cash charge of $2,127,000 included in the interest expense is the amortization of the debt discount resulting from the intrinsic value of the beneficial conversion option and the proceeds allocated to the warrants to purchase 2,642,750 shares of the Company’s common stock based on relative fair values of the $7.5 million financing in December 2003. This non-cash charge does not impact the liquidity or working capital of the Company.
2003 compared to 2002
Net revenues in 2003 increased approximately $12.0 million, or 21.9% over 2002. This increase in revenues is mainly attributable to the revenues of the centers acquired in the Helix acquisition in July 2002 of approximately $8.6 million for the first six months of 2003, which were not included in the first six months of 2002. Excluding the Helix revenues for the first six months of 2003, the Company’s revenues increased approximately $3.4 million or 6.2%. The remaining increase is primarily attributable to an increase of approximately 8.8% in hearing aids sold in the U.S. centers offset by a decrease in the average selling price of approximately 4.3%. The reduction in average selling price is mainly attributable to a different mix of promotions in 2003 compared to 2002. Approximately $382,000 of the overall increase related to a favorable change in the average Canadian exchange rate from 2003 to 2002.
Cost of products sold in 2003 increased approximately $3.2 million, or 20.3%. The increase is the direct result of inclusion of cost of products sold at the former Helix centers of approximately $2.3 million for the first six months of 2003, which was not included in the comparable period of 2002. Excluding the Helix cost of product sold for the first six months of 2003, cost of products sold increased by approximately $900,000, or 5.7%, of which approximately $153,000 is attributable to a change in the average Canadian exchange rate from 2002 to 2003. The remaining increase of approximately $747,000 is the direct result of the increase in the number of hearing aids sold, offset by a reduction from improved product pricing the Company received as a result of the former Helix centers selling more Siemens’ products during the last six months of 2003 as compared to the same period in 2002. Included in the cost of products sold are preferred pricing reductions of approximately $3.9 million and $3.8 million for 2003 and 2002, respectively.

Such pricing reductions from Siemens are accounted for as reductions of cost of products sold for financial reporting purposes and applied, pursuant to the credit agreement, against the principal and interest payments due on Tranches A, B and C. The cost of products sold as a percent of net revenues was 28.3% and 28.6% for 2003 and 2002, respectively.
Center operating expenses increased approximately $2.6 million, or 8.6%, in 2003. This increase is related to inclusion of operating expenses for the former Helix centers of approximately $3.8 million for the first six months of 2003, which were not included in the comparable period of 2002. HearUSA center operating expenses, excluding the former Helix centers for the first six months, decreased approximately $1.2 million or 4.0%, in 2003 compared to 2002, offset by a small increase due to the change in the average Canadian exchange rate. This decrease is attributable to the cost reduction and control program the Company first implemented in May 2001 and maintained throughout 2002 and 2003. In particular, the Company continued to reduce its marketing programs, reducing center advertising expense to approximately $4.1 million, or 6.2% of revenue, excluding the former Helix centers’ expenses for the first six months of 2003, in 2003, down from approximately $4.9 million or 9.0% in 2002. In addition, center wage expense and regional office costs also decreased approximately $156,000 or 1.0%, and approximately $325,000 or 17.9%, respectively.
General and administrative expenses decreased approximately $714,000, or 6.4%, in 2003, net of an increase of approximately $30,000 due to the change in the average Canadian exchange rate. This decrease is mainly attributable to the completion of the integration of the Helix corporate overhead within the Company’s structure, at the end of 2002 and beginning of 2003, resulting in reduction of expenses of approximately $281,000 in 2003 as compared to 2002 and severance expense recorded at the end of 2002 in the amount of approximately $335,000, compared to no severance recorded at the end of 2003.
Depreciation and amortization expense increased $400,000 or 16.8% in 2003. This increase is related to the former Helix depreciation and amortization expense for the first six months of 2003, which was not included in the comparable period of 2002, and additional amortization of certain intangible assets acquired in the combination, which were being amortized for twelve months in 2003 compared to only six months in 2002. These increases in depreciation and amortization were offset by decreases due to property and equipment being fully depreciated.
Interest income decreased $93,000, or 81.8%, in 2003. This decrease is primarily attributable to the decline in the average daily balance of cash and investments prior to the receipt of proceeds of the $7.5 million financing in December 2003.
Interest expense increased $1.1 million or 64.2% in 2003, of which $517,000 is non-cash as explained below. This increase is attributable to Helix interest expense of approximately $289,000 for the first six months of 2003, which was not included in the comparable period of 2002, approximately $277,000 in interest on the credit facility with Siemens due to the issuance of Tranche E in March 2003, approximately $627,000 of interest on the $2 million financing done on October 3, 2003, and approximately $119,000 of interest on the $7.5 million financing done December 19, 2003. These increases were offset by a decrease of approximately $170,000 in interest on existing balances due to repayments of principal during 2003.
The non-cash $517,000 charge included in the interest expense in 2003 is the amortization of the debt discount resulting from the proceeds allocated to the warrants to purchase 800,000 shares of the Company’s common stock issued with the $2 million financing in October 2003 of approximately $429,000 based on relative fair values, and approximately $88,000 of amortization of debt discount resulting from the intrinsic value of the beneficial conversion option, and the proceeds allocated to the warrants to purchase 2,642,750 shares of the Company’s common stock based on relative fair values of the $7.5 million financing in December 2003 (see Note 7 of the Notes to the Consolidated Financial Statements, included herein). These non-cash charges do not have any impact on the liquidity and working capital of the Company.

LIQUIDITY AND CAPITAL RESOURCES
On December 7, 2001, the Company obtained a secured credit facility from Siemens comprised of (a) a $10,875,000 secured five-year term loan credit facility (the Tranche A Loan); (b) a $25,000,000 secured five-year revolving loan credit facility (the Tranche B Loan); (c) a $3,000,000 secured five-year term loan facility (the Tranche C Loan) and (d) a $13,000,000 secured five-year term loan credit facility (the Tranche D Loan). On March 14, 2003, the Company obtained an additional $3,500,000 secured five-year term loan from Siemens bearing interest at a rate of 10% annually (the Tranche E Loan). Tranche E Loan was obtained pursuant to an amendment to the Company’s credit agreement with Siemens and is otherwise subject to the terms and conditions of the credit agreement and related security agreement. At December 25, 2004 $3,599,988, $62,400, $1,500,000, $11,776,313 and $2,171,330, representing principal on the Tranche A, Tranche B, Tranche C, Tranche D, and Tranche E Loans, respectively, were outstanding. As of December 25, 2004, approximately $24.9 million is available to the Company for acquisitions under Tranche B of the credit facility.
The Tranche A, B and C Loans are payable quarterly over five years with the outstanding principal and interest at 10%, due and payable on the final maturity date. Principal and interest, at the prime rate (as defined) plus 1%, on the Tranche D Loan is payable on the final maturity date. The Company is required to make monthly payments of interest only on the Tranche E Loan in the first year. In years two through five, the Company must make monthly principal and interest payments. Quarterly principal and interest payments on the Tranche A, B and C Loans may be paid through preferred pricing reductions received from Siemens by HearUSA as long as the Company purchases certain minimum percentages of its requirements of hearing aids from Siemens. During 2004, 2003 and 2002, approximately $3.6 million, $3.9 million and $3.8 million of earned preferred pricing reductions were recorded as a reduction of cost of products sold. In 2004, 2003 and 2002, $720,000, $1.0 million and $1.3 million of interest payable, and $2.9 million, $2.9 million and $3.1 million of principal, respectively, has been paid through such preferred pricing reductions. (See Note 6, Notes to Consolidated Financial Statements.) The Company is also required to make additional payments on the Tranche D Loan under the following conditions: The Company must make a payment equal to 25% of net proceeds it receives from the issuance of stock or stock equivalents. In addition, within 120 days of any fiscal year end, the Company must make a payment equal to 20% of Excess Cash Flow (as defined in the credit agreement) for such fiscal year end. The total of payments in 2005 based on 2004 Excess Cash Flow is estimated to be approximately $220,000, which is included as a current maturity of Tranche D.
The Siemens’ credit facility imposes certain financial and other covenants on the Company, which are customary for loans of this size and nature, including restrictions on the conduct of the Company’s business, the occurrence of indebtedness, merger or sale of assets, the modification of material agreements, changes in capital structure, making certain payments and paying dividends. If the Company cannot maintain compliance with these covenants, Siemens may terminate future funding under the credit facility and declare all then outstanding amounts under the facility immediately due and payable. Also, the Company’s supply agreement with Siemens requires full payment for hearing aids purchased from Siemens within 60 days from statement date. As of December 25, 2004, the Company was in compliance with those payment provisions. Upon noncompliance, Siemens may declare the Company to be in default of the supply agreement by written notification, which, if not cured within 60 days of the date of written notification, would be an event of default under the Company’s credit facility with Siemens and Siemens would have the right to declare all amounts outstanding under the credit facility immediately due and payable. Any non-compliance with the supply agreement could have a material adverse effect on the Company’s financial condition and continued operations.
During 2004, the working capital deficit increased $2.6 million to $4.9 million from a negative $2.3 million as of December 27, 2003. This increase is mainly due to an excess in the cash flow used for financing and investing activities over cash flow generated from operations. The working capital deficit of $4.9 million includes approximately $2.9 million representing the current maturities of the long-term debt to Siemens for Tranche A, B and C, which may be repaid through preferred pricing reductions. Cash and cash equivalents as of December 25, 2004 were approximately $2.6 million.

Net cash from operating activities improved from approximately $4.8 million used in 2003 to approximately $45,000 generated in 2004. This improvement was primarily the result of a net decrease in accounts receivable, inventories and prepaid expenses of approximately $338,000 in 2004, compared to a net increase of approximately $724,000 in 2003, and a net decrease in accounts payable, accrued expenses, accrued salaries and other compensation of approximately $220,000 in 2004, compared to a net decrease of approximately $4.8 million in 2003. The decrease in the changes in accounts payable and accrued expenses from 2003 to 2004 is attributable to the payment of approximately of $3.8 million of additional Siemens trade payables during 2003 made in order to comply with the original terms of the supply agreement.
Accounts receivable increased approximately $398,000 from December 27, 2003 to December 25, 2004 due to the increase in net revenues of approximately $1.7 million from the fourth quarter 2003 to the fourth quarter of 2004. Prepaid expenses decreased approximately $637,000 from December 27, 2003 to December 25, 2004 due to the amortization of the prepaid finders fees and warrants related to the $7.5 million convertible subordinated notes of December 2003 as well as the amortization of other prepaid expenses. Accounts payable and accrued expenses decreased approximately $482,000 and accrued salaries and other compensation increased approximately $262,000 from December 27, 2003 to December 25, 2004 due to timing in payments.
Net cash from investing activities decreased from approximately $1.4 million provided in 2003 to approximately $278,000 used in 2004. This decrease is due to approximately $1.9 million received in 2003 related to the discontinued operations compared to only $105,000 in 2004. (See Note 18 of the Consolidated Financial Statements herein.)
Net cash from financing activities decreased from approximately $7.8 million provided in 2003 to net cash used of approximately $4.0 million in 2004. This decrease is mainly attributable to proceeds from financings in 2003 of approximately $12.2 million compared to only $500,000 in 2004 and an increase in repayment of long term debt of approximately $150,000 from 2003 to 2004. The increase in repayment of long-term debt is primarily due to special payments of $1.8 million to Siemens in January 2004 under the credit agreement (See Note 7, Notes to Consolidated Financial Statements.) During 2004 and 2003, $2.9 million each year of preferred pricing reductions were applied against principal payments due on Tranches A, B and C. These payments, being non-cash, are not presented as principal repayments on long-term debt in the consolidated statements of cash flows.
The Company believes that current cash and cash equivalents and cash flow from operations, at current net revenue levels, will be sufficient to support the Company’s operational needs through the next twelve months, although there can be no assurance that the Company can maintain compliance with the Siemens’ loan covenants, that net revenue levels will remain at or higher than current levels or that unexpected cash needs will not arise for which the cash, cash equivalents and cash flow from operations will be sufficient. In the event of a shortfall in cash, the Company might consider short-term debt, or additional equity or debt offerings. There can be no assurance, however, that such financing will be available to the Company on favorable terms or at all. The Company also is continuing its aggressive cost controls and sales and gross margin improvements.

Below is a chart setting forth the Company’s contractual cash payment obligations, which have been aggregated to facilitate a basic understanding of the Company’s liquidity as of December 25, 2004.

	Payments due by period
		Less			More
		than 1	1 – 3	4 – 5	than 5
	Total	year	years	years	years

Contractual obligations
Long-term debt (1)	$21,449,000	$4,153,000	$17,103,000	$193,000	$—
Interest to be paid on long-term debt (2)	985,000	638,000	344,000	3,000	—
Operating leases	15,373,000	5,977,000	6,346,000	2,656,000	394,000
Convertible subordinated notes (3)	7,500,000	—	5,000,000	2,500,000	—
Interest to be paid on convertible subordinated notes (3)	1,766,000	838,000	821,000	107,000	—
Mandatorily redeemable convertible preferred stock and redemption premiums (4)	4,928,000	—	4,928,000	—	—
Premiums to be paid on mandatorily redeemable convertible preferred stock	1,051,000	570,000	481,000	—	—
Employment agreements	1,845,000	503,000	1,342,000
Purchase obligations	1,314,000	774,000	540,000	—	—

Total contractual cash obligations	$56,211,000	$13,453,000	$36,905,000	$5,459,000	$394,000

(1)	Approximately $5.1 million (Tranches A, B and C) can be repaid through preferred pricing reductions from Siemens, including $2.9 million in less than 1 year and $2.2 million in years 1-3.

(2)	Interest on long-term debt excludes $1,814,000 of accrued but unpaid interest on Tranche D presented with long-term debt in (1) above. In addition, approximately $550,000 of interest on Tranches A, B and C can be repaid through preferred pricing reductions from Siemens.

(3)	These notes and corresponding interest can be repaid at the option of the Company in common stock at the time payment becomes due. (See Note 7, Notes to Consolidated Financial Statements.)

(4)	Includes approximately $365,000 of the 8% premium payable upon redemption in December 2006, of which $147,000 has been accreted as of December 25, 2004.
Also, the Company expects using a range of $150,000 to $700,000 in cash in 2005 to replace existing computers and equipment as well as for center relocations upon lease expirations.
CRITICAL ACCOUNTING POLICIES
Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements:
Goodwill
The majority of the Company’s goodwill resulted from the combination with Helix. On at least an annual basis, the Company is required to assess whether its goodwill is impaired. The Company elected to perform this analysis on the first day of its fourth quarter. In order to do this, management applied judgment in determining its “reporting units”, which represent distinct parts of the Company’s business. The reporting units determined by management are the centers, the network and e-commerce. The definition of the reporting units affects the Company’s goodwill impairment assessments. The annual goodwill impairment assessment involves estimating the fair value of a reporting unit and comparing it with its carrying amount. If the carrying value of the reporting unit exceeds its fair value, additional steps are required to calculate a potential impairment charge. Calculating the fair value of the reporting units requires significant estimates and long-term assumptions. The Company utilized an independent appraisal firm to test goodwill for impairment as of the first day of the Company’s fourth quarter during 2004 and 2003, and each of these tests indicated no impairment. The Company estimates the fair value of its reporting units by applying a weighted average of three methods: quoted market price, external transactions, and discounted cash flow. Significant changes in key assumptions about the business and its prospects, or changes in market conditions, our common stock price, interest rates or other externalities, could result in an impairment charge.
Revenue recognition
Revenues from the sale of audiological products are recognized at the time of delivery. Revenues from hearing care services are recognized at the time those services are performed.
The Company has capitation contracts with certain health care organizations under which the Company is paid an amount for each enrollee of the health maintenance organization to provide to the enrollee a once every three years discount on certain hearing products and services. The amount paid to the Company by the healthcare organization is calculated on a per-capita basis and is referred to as capitation revenue. Capitation revenue is earned as a result of agreeing to provide services to members without regard to the actual amount of service provided; revenue is recorded in the period that the beneficiaries are entitled to hearing care services.
Allowance for doubtful accounts
Certain of the accounts receivable of the Company are from health insurance and managed care organizations and government agencies. These organizations could take up to nine months before paying a claim made by the Company and also impose a limit on the time the claim can be billed. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions, and a review of the current status of each customer’s trade accounts receivable.
In order to calculate that allowance, the Company first identifies any known uncollectible amounts in its accounts receivable listing and charges them against the existing allowance for doubtful accounts. Then a specific percent per plan and per aging categories is applied against the remaining receivables to estimate the needed allowance. Any changes in the percent assumptions per plan and aging categories results in a change in the allowance for doubtful accounts. For example, an increase of 10% in the percent applied against the remaining receivables would increase the allowance for doubtful accounts by approximately $22,000.
Sales returns
The Company provides to all patients purchasing hearing aids a specific return period of at least 30 days if the patient is dissatisfied with the product. The Company provides an allowance in accrued expenses for returns. The return period can be extended to 60 days if the patient attends the Company’s H.E.L.P. program. The Company calculates its allowance for returns using estimates based upon actual historical returns. The cost of the hearing aid is reimbursed to the Company by the manufacturer.
RECENT ACCOUNTING PRONOUNCEMENT
In December 2004, SFAS No. 123(R), “Share-Based Payment,” which addresses the accounting for employee stock options, was issued. SFAS No. 123(R) revises the disclosure provisions of SFAS 123, “Accounting for Stock Based Compensation” and supercedes APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in the financial statements based on the estimated fair value of the awards. This statement is effective for all public entities who file as of the beginning of the first interim period that begins after June 15, 2005. The Company plans to implement SFAS 123 (R) on its effective date. Based on the outstanding number of employee stock options and excluding the impact of any future grants, at December 25, 2004, the total stock-based employee compensation expense determined under the fair value method that would be reflected in the financial statements is approximately $887,000 in 2004 (See Note 1 Description of the Company and Summary of Significant Accounting Policies- stock-based compensation) and $1,425,000 in 2005.
Forward Looking Statements
This management discussion and analysis contains or incorporates a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements include those relating to the Company’s belief that its current cash and cash equivalents and cash flow from operations at current net revenue levels will be sufficient to support the Company’s operational needs through the next twelve months. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. Any statements that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and notes to the consolidated financial statements included in this report. The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We do not intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

Item 3.	Financial Statements and Supplementary Data

Page
Index to Financial Statements

Financial Statements:

Report of Independent Registered Public Accounting Firm	12

Consolidated Balance Sheets at December 25, 2004 and December 27, 2003	13

Consolidated Statements of Operations for the years ended December 25, 2004, December 27, 2003, and December 28, 2002	14

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 25, 2004, December 27, 2003 and December 28, 2002	15

Consolidated Statements of Cash Flows for the years ended December 25, 2004, December 27, 2003, and December 28, 2002	17

Notes to Consolidated Financial Statements	19

Report of Independent Registered Public Accounting Firm
Board of Directors
HearUSA, Inc.
West Palm Beach, Florida
We have audited the accompanying consolidated balance sheets of HearUSA, Inc. as of December 25, 2004 and December 27, 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 25, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HearUSA, Inc. at December 25, 2004 and December 27, 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 2004 in conformity with accounting principles generally accepted in the United States of America.

West Palm Beach, Florida	BDO Seidman, LLP
February 1, 2005, except for the June 2005
disposition discussed in Note 18,
which is as of October 8, 2005

HearUSA, Inc.
Consolidated Balance Sheets

	December 25,	December 27,
	2004	2003

ASSETS (Note 6)
Current assets
Cash and cash equivalents	$2,615,379	$6,714,881
Restricted Cash and investment securities (Note 2)	435,000	435,000
Accounts and notes receivable, less allowance for doubtful accounts of $373,583 and $490,881	5,876,699	6,539,149
Inventories	801,234	897,290
Prepaid expenses and other	557,435	1,113,905
Current assets held for sale	77,458	83,290

Total current assets	10,363,205	15,783,515
Property and equipment, net (Notes 3 & 6)	3,346,788	4,642,893
Goodwill (Notes 4 and 5)	33,210,380	32,780,779
Intangible assets, net (Notes 4 and 5)	11,094,169	11,409,247
Deposits and other	551,148	630,519
Long-term assets held for sale (Note 18)	736,125	936,397

	$59,301,815	$66,183,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,644,600	$6,750,234
Accrued expenses	2,303,601	2,492,094
Accrued salaries and other compensation	1,982,559	1,706,252
Current maturities of long-term debt (Note 6)	4,152,908	6,436,271
Dividends payable (Notes 8, 9C and 9D)	177,996	728,699

Total current liabilities	15,261,664	18,113,550

Long-term debt (Note 6)	17,296,125	20,579,977
Convertible subordinated notes payable, net of debt discount of $5,443,879 and $7,423,596 (Note 7)	2,056,121	76,404

Total long-term debt and convertible subordinated notes payable	19,352,246	20,656,381

Commitments and contingencies (Notes 3,6,7,8,10 and 14)	—	—

Mandatorily redeemable convertible preferred stock (Note 8)	4,709,921	4,600,107

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330,000 and $2,330,000, $1 par, 5,000,000 shares authorized) (Note 9)
Series H Junior Participating (none outstanding)	—	—
Series J (233 shares outstanding)	233	233

Total preferred stock	233	233

Common stock: $0.10 par; 50,000,000 shares authorized 30,060,690 and 29,528,432 shares issued (Notes 4,5,7,8,9 and 10)	3,006,069	2,952,845
Stock subscription (Note 9B)	(412,500)	(412,500)
Additional paid-in capital	120,197,937	120,226,050
Accumulated deficit	(101,968,452)	(98,501,791)
Accumulated other comprehensive income	1,639,838	1,033,616
Treasury stock, at cost: 523,662 common shares	(2,485,141)	(2,485,141)

Total stockholders’ equity	19,977,984	22,813,312

	$59,301,815	$66,183,350

See accompanying notes to consolidated financial statements

HearUSA, Inc.
Consolidated Statements of Operations

	Year Ended
	December 25,	December 27,	December 28,
	2004	2003	2002

Net revenues
Hearing aids and other products	$63,227,775	$60,927,044	$49,991,736
Services	5,521,767	6,153,064	5,047,057

Total net revenue	68,749,542	67,080,108	55,038,793

Operating costs and expenses
Hearing aids and other products	17,637,543	18,836,929	15,657,449
Services	1,592,149	128,759	107,200

Total cost of products sold and services	19,229,692	18,965,688	15,764,649
Center operating expenses	34,890,950	32,591,897	30,016,542
General and administrative expenses	10,218,283	10,470,717	11,185,160
Depreciation and amortization	2,072,237	2,783,877	2,384,468

Total operating costs and expenses	66,411,162	64,812,179	59,350,819

Income (loss) from operations	2,338,380	2,267,929	(4,312,026)
Non-operating income (expense):
Interest income	17,543	20,836	114,152
Interest expense (including approximately $2,127,000 and $517,000, in 2004 and 2003, of non-cash debt discount amortization)	(4,563,729)	(2,828,327)	(1,722,990)

Loss before equity in loss of affiliated company and loss from discontinued operations	(2,207,806)	(539,562)	(5,920,864)
Equity in loss of affiliated company (Note 1)	—	—	(630,801)

Loss from continuing operations	(2,207,806)	(539,562)	(6,551,665)

Discontinued operations (Note 18)
Loss on disposition of assets	—	—	(105,296)
Loss from discontinued operations	(550,696)	(569,827)	(223,508)

Loss from discontinued operations	(550,696)	(569,827)	(328,804)

Net loss	(2,758,502)	(1,109,389)	(6,880,469)

Dividends on preferred stock (Notes 8, 9C)	(708,159)	(626,956)	(696,541)

Net loss applicable to common stockholders	$(3,466,661)	$(1,736,345)	$(7,577,010)

Net loss from continuing operations, including dividends on preferred stock, applicable to common stockholders— basic and diluted	$(0.10)	$(0.04)	$(0.32)

Net loss applicable to common stockholders per common share — basic and diluted (Note 1)	$(0.11)	$(0.06)	$(0.34)

Weighted average number of shares of common stock outstanding— (Notes 1, 9 and 10)	30,426,829	30,424,262	22,524,393

     See accompanying notes to consolidated financial statements

HearUSA, Inc.
Consolidated Statements of Changes in Stockholders’ Equity

	Year Ended		Year Ended		Year Ended
	December 25, 2004		December 27, 2003		December 28, 2002
	Shares	Amount	Shares	Amount	Shares	Amount

Preferred stock
Balance, beginning of year	233	$233	4,796	$4,796	5,010	$5,010
Exchange/redemption of preferred stock	—	—	(4,563)	(4,563)	(214)	(214)

Balance, end of year	233	$233	233	$233	4,796	$4,796

Common stock
Balance, beginning of year	29,528,450	$2,952,845	24,457,055	$2,445,705	14,559,403	$1,455,940
Exchange/redemption of preferred stock	—	—	—	—	136,018	13,602
Exercise of employee stock options	6,250	625	20	2	—	—
Settlement of liability with common stock	—	—	—	—	141,480	14,148
Issuance of common stock	—	—	—	—	1,500,000	150,000
Issuance of common stock for exchangeable shares	525,976	52,598	5,071,375	507,138	—	—
Issuance common stock— Helix combination	—	—			8,120,154	812,015

Balance, end of year	30,060,676	$3,006,068	29,528,450	$2,952,845	24,457,055	$2,445,705

Treasury stock
Balance, beginning of year	523,662	$(2,485,141)	518,660	$(2,483,441)	518,660	$(2,483,441)
Purchase of treasury stock	—	—	5,002	(1,700)	—	—

Balance, end of year	523,662	$(2,485,141)	523,662	$(2,485,141)	518,660	$(2,483,441)

Stock subscription
Balance, beginning of year		$(412,500)		$(412,500)		$(412,500)
Stock Subscription		—		—		—

Balance, end of year		$(412,500)		$(412,500)		$(412,500)

Additional paid-in capital:
Balance, beginning of year		$120,226,050		$117,314,681		$91,438,475
Exchange/redemption of preferred stock, including issuance costs				(4,759,324)		(277,388)
Value of warrants and beneficial conversion feature issued with convertible subordinated notes payable		—		7,708,229		—
Value of warrants issued with debt		—		429,339		—
Exercise of employee stock options		3,563		13		—
Issuance of common stock for exchangeable shares		(52,598)		(507,138)		—
Proceeds of Board of Directors’ stock		—		40,250		—
Settlement of liability with common stock		—		—		65,081
Issuance common stock — Helix combination		—		—		24,317,835
Consulting expense		12,672
Fair value of options and warrants—Helix combination		—		—		380,428
Compensation expense		8,250		—		40,250
Issuance of common stock		—		—		1,350,000

Balance, end of year		$120,197,937		$120,226,050		$117,314,681

See accompanying notes to consolidated financial statements

HearUSA, Inc.
Consolidated Statements of Changes in Stockholders’ Equity

	Year Ended
	December 25, 2004	December 27, 2003	December 28, 2002
	Amount	Amount	Amount

Accumulated deficit:
Balance, beginning of year	$(98,501,791)	$(96,765,446)	$(89,188,436)
Net loss	(2,758,502)	(1,109,389)	(6,880,469)
Preferred stock dividends	(708,159)	(626,956)	(696,541)

Balance, end of year	$(101,968,452)	$(98,501,791)	$(96,765,446)

Accumulated other comprehensive income:
Balance, beginning of year	$1,033,616	$462,825	$—
Foreign currency translation adjustment	606,222	570,791	462,825

Balance, end of year	$1,639,838	$1,033,616	$462,825

Comprehensive income (loss):
Net loss	$(2,758,502)	$(1,109,389)	$(6,880,469)
Other comprehensive income	606,222	570,791	462,825

Comprehensive loss	$(2,152,280)	$(538,598)	$(6,417,644)

See accompanying notes to consolidated finanical statements

HearUSA, Inc.
Consolidated Statements of Cash Flows

		Year Ended
	December 25,	December 27,	December 28,
	2004	2003	2002
Cash flows from operating activities
Net loss	$(2,758,502)	$(1,109,389)	$(6,880,469)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,072,237	2,783,877	2,384,468
Loss from discontinued operations	550,696	569,827	328,804
Provision for doubtful accounts	430,454	801,303	796,523
Debt discount amortization	2,127,054	516,992	—
Principal payments on long-term debt made through preferred pricing reductions	(2,920,804)	(2,920,804)	(3,100,004)
Interest on Siemens Tranche D	655,568	710,027	447,499
Loss on disposition of equipment	53,836	648	178,369
Equity in loss in affiliated company	—	—	630,801
Compensation expense from the issuance of capital stock	—	—	40,250
Executive compensation expense	8,250	—	—
Consulting expense	12,672	—	—
(Increase) decrease in:
Accounts and notes receivable	(398,433)	(842,031)	1,015,235
Inventories	99,475	(6,532)	172,345
Prepaid expenses and other	636,835	124,212	211,272
Increase (decrease) in:
Accounts payable and accrued expenses	(481,787)	(4,671,611)	862,123
Accrued salaries and other compensation	261,810	(123,107)	1,234,601

Net cash provided by (used in) continuing activities	132,426	(4,166,588)	(1,678,183)

Net cash provided by (used in) discontinued operations	(177,100)	(666,013)	(122,770)

Net cash provided by (used in) operating activities	44,674	(4,832,601)	(1,800,953)

Cash flows from investing activities
Purchase of property and equipment	(342,767)	(221,854)	(474,602)
Capital expenditures from discontinued operations	(39,906)	(46,025)	(6,045)
Proceeds from sale of discontinued operations	104,628	1,880,244	—
Business acquisitions	—	(251,533)	(113,685)
Purchase of investments	—	—	(5,542,524)
Proceeds from maturities of investments	—	—	5,257,524

Issuance of note receivable and advance to Helix pre-combination net of cash acquired of $1,162,803	—	—	(8,384,122)
Purchase of pre-combination investment in Helix	—	—	(2,000,000)
Cost of business combination	—	—	(1,570,683)

Net cash provided by (used in) investing activities	(278,045)	1,360,832	(12,834,137)

Cash flows from financing activities
Proceeds from issuance of long-term debt	500,000	3,500,000	13,227,095
Proceeds from convertible notes, net of issuing costs of $266,000	—	8,734,000	—
Payments on long-term debt from discontinued operations	—	(29,822)	(26,473)
Principal payments on long-term debt	(3,310,477)	(1,160,696)	(1,826,839)
Principal payments on convertible subordinated notes	—	(2,000,000)	—
Acquisition of treasury stock	—	(1,700)	—
Exchange & redemption of capital stock	—	(200,877)	(264,000)
Proceeds from exercise of employee stock options	4,189	15	—
Proceeds from Board of Director sale of stock	—	40,250	—
Proceeds from issuance of capital stock, net of offering costs	—	—	1,500,000
Dividends on preferred stock	(1,149,048)	(1,076,317)	(1,002,427)

Net cash provided by (used in) financing activities	(3,955,336)	7,804,853	11,607,356

See accompanying notes to consolidated financial statements

HearUSA, Inc.
Consolidated Statements of Cash Flows

	Year Ended
	December 25,	December 27,	December 28,
	2004	2003	2002

Effects of exchange rate changes on cash	89,205	(28,226)	(123,851)

Net increase (decrease) in cash and cash equivalents	(4,099,502)	4,304,858	(3,151,585)
Cash and cash equivalents at beginning of year	6,714,881	2,410,023	5,561,608

Cash and cash equivalents at end of year	$2,615,379	$6,714,881	$2,410,023

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,263,473	$424,337	$81,252
Cash paid for income taxes	$155,947	$—	$—
Supplemental schedule of non-cash investing and financing activities:
Preferred stock dividend paid upon conversion in kind by issuance of additional common stock	$—	$—	$69,973
Issuance of note payable and assumption of accounts payable in exchange business acquisitions	$—	$100,492	$225,000
Issuance of capital lease in exchange for property and equipment	$—	$401,883	$290,434
Purchase of equipment with volume discount credit	$158,800	$—	$—
See Note 5 for impact of Helix combination
See accompanying notes to consolidated financial statement

1. Description of the Company and Summary of Significant Accounting Policies
The Company
HearUSA Inc. (“HearUSA” or “the Company”), a Delaware corporation, was organized in 1986. As of December 25, 2004, the Company had a network of 154 company-owned hearing care centers in 11 states and the Province of Ontario, Canada. The Company also sponsors a network of approximately 1,400 credentialed audiology providers that participate in selected hearing benefit programs contracted by the Company with employer groups, health insurers and benefit sponsors in 49 states. The centers and the network providers provide audiological products and services for the hearing impaired.
Basis of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned and majority controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
During 2004 and 2003, HEARx West generated net income of approximately $1,385,000 and $723,000. The HEARx West members’ deficit decreased from approximately $4,591,000 at the end of 2003 to approximately $3,206,000 at the end of 2004. According to the Company’s agreement with the Permanente Federation, the Company included in its statement of operations 100% of the losses incurred by the venture since its inception and will receive 100% of the net income of the venture until the members’ deficit is eliminated. At such time as the members’ deficit is eliminated and the venture continues to be profitable, the Company will begin recording a minority interest, corresponding to 50% of the venture’s net income, as an expense in the Company’s consolidated statement of operations and with a corresponding liability on its consolidated balance sheet.
Investment in Affiliated Company
Prior to the closing of the combination with Helix in July 2002, the Company owned approximately 10.5 percent of the common stock of Helix. The Company accounted for this investment using the equity method because the Company had the ability to exercise significant influence over the operational and financial policies of Helix as a result of the terms of the merger agreement with Helix and the use of certain proceeds of the Company’s credit facility with Siemens to repay certain debts of Helix. Under the equity method, the Company recorded its proportionate share of profits and losses of the affiliated company based on its percentage interest in the affiliated company.
Foreign Currency Translation
The consolidated financial statements for the Company’s Canadian subsidiaries are translated into U.S. dollars at current exchange rates. For assets and liabilities, the year-end rate is used. For revenues, expenses, gains and losses the average rate for the period is used. Unrealized currency adjustments in the Consolidated Balance Sheet are accumulated in stockholders’ equity as a component of accumulated other comprehensive income.
Comprehensive Income (Loss)
Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s other comprehensive income represents foreign currency translation adjustment.

Fiscal year
The Company’s fiscal year ends on the last Saturday in December and customarily consists of four 13-week quarters for a total of 52 weeks. Every sixth year includes 53 weeks and the next year with 53 weeks will be 2005. The additional week will be included in the first quarter of 2005.
Concentration of credit risk
The Company maintains its cash deposits at commercial banks. We place our cash and cash equivalents with high quality financial institutions. At times, our account balances may exceed federally insured limits. Management believes the Company is not exposed to any significant risk on its cash accounts.
Investment securities
Marketable securities are classified available for sale and are carried at estimated market value. Unrealized holding gains and losses are reported as a net amount in a separate component of stockholders’ equity until realized. Gains and losses realized from the sales are computed by the specific identification method.
Allowance for doubtful accounts
The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer’s trade accounts receivable.
Inventories
Inventories, which consist of hearing aids, batteries, special hearing devices and related items, are priced at the lower of cost (first-in, first-out) or market.
Property and equipment
Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.
Goodwill and other intangible assets
Under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, effective in 2002 goodwill amortization ceased and is subject to impairment assessments. A fair-value-based test is applied at the reporting unit level. This test requires various judgments and estimates. A goodwill impairment loss would be recorded for any goodwill that is determined to be impaired. The Company utilized an independent appraisal firm to test goodwill for impairment as of the first day of the Company’s fourth quarter during 2003 and 2004, and each of these tests indicated no impairment. Other intangible assets include finite lived intangible assets, such as patient files and customer lists, which are amortized over the estimated useful life of the assets of 15 years, generally based upon estimated undiscounted future cash flows resulting from use of the asset. Indefinite lived assts include trademarks and tradenames, which are not amortized.
Pre-opening costs
The costs associated with the opening of new centers are expensed as incurred.

Long-lived assets – impairments and disposals
The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. At December 25, 2004 and December 27, 2003, no impairment losses were recorded in the statement of operations.
In June of 2005, the Company sold the assets of a group of hearing centers in the states of Minnesota, Washington and Wisconsin. The group of hearing centers and selected assets have been presented as a discontinued operation and the consolidated financial statements have been reclassified to segregate the assets, liabilities and operating results of these hearing centers for all periods presented. (See Note 18 — Discontinued Operations).
Convertible Instruments, Warrants, Amortization of Warrant and Fair Value Determination
In 2003 the Company issued debt instruments, which are convertible into its common stock and include the issuance of warrants. These financing transactions are recorded in accordance with Emerging Issues Task Force Issue No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”. Accordingly, the beneficial conversion feature embedded in the convertible instrument and the value allocated to the related warrants based upon a relative fair value allocation of the proceeds of the instrument is recognized on the balance sheet as debt discount. The debt discount is amortized as interest expense over the life of the respective debt instrument.
Advertising Costs
Costs for newspaper, television, and other media advertising are expensed as incurred and were approximately $5,493,000, $4,514,000 and $4,927,000 in 2004, 2003, and 2002, respectively.
Sales return policy
The Company provides to all patients purchasing hearing aids a specific return period, which is a minimum of 30 days, if the patient is dissatisfied with the product. The Company provides an allowance in accrued expenses for returns. The return period can be extended to 60 days if the patient attends the Company’s H.E.L.P. program.
Warranties
The Company provides its patients with warranties on hearing aids varying from one to three years. The first year on the warranty is always covered by the manufactures’ warranty. The warranties provided for the second and third years always require a co-payment from the patients, usually covering the cost of the repair or replacement to the Company. When the cost of repair or replacement to the Company is estimated to exceed the patient co-pay, the Company provides an allowance in accrued expenses to cover the future excess cost, such amounts have been minimal historically.
Revenue Recognition
Revenues from the sale of audiological products are recognized at the time of delivery to the patient. Revenues from hearing care services are recognized at the time those services are performed.
The Company has capitation contracts with certain health care organizations under which the Company is paid an amount for each enrollee of the health maintenance organization to provide to the enrollee a discount on certain hearing products and services. The amount paid to the Company by the healthcare organization is calculated on a per-capita basis and is referred to as capitation revenue. Capitation revenue is earned as a result of agreeing to provide services to members without regard to the actual amount of service provided. Revenue is recorded in the period that the beneficiaries are entitled to health care services.
Income taxes
Deferred taxes are provided for temporary differences arising from the differences between financial statement and income tax bases of assts and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates. Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to amounts considered more likely than not to be realized.
Net loss per common share
Net loss per common share is calculated in accordance with SFAS No. 128 “Earnings Per Share” which requires companies to present basic and diluted earnings per share. Net loss per common share – basic is based on the weighted average number of common shares outstanding during the year. Net loss per common share – diluted is based on the weighted average number of common shares and dilutive potential common shares outstanding during the year. Under the if-converted method, securities are assumed to be converted at the beginning of the period and the resulting common shares are included in the denominator of the diluted earnings per share calculation for the entire period presented. Convertible preferred stock, stock options and stock warrants are excluded from the computations of net loss per common share because the effect of their inclusion would be anti-dilutive.
Due to the Company’s losses from continuing operations, the following common stock equivalents for convertible debt, mandatorily redeemable convertible preferred stock, outstanding options and warrants to purchase common stock, of 9,738,372, 18,984,654 and 12,965,555, respectively, were excluded from the computation of loss from continuing operations and net loss applicable to common stockholders – diluted at December 25, 2004, December 27, 2003 and December 28, 2002 because they were anti-dilutive. For purposes of computing net loss applicable to common stockholders – basic and diluted, for the years ended December 25, 2004, December 27, 2003 and December 28, 2002, the weighted average number of shares of common stock outstanding includes the effect of the 880,493, 1,418,848 and 6,490,223, respectively, exchangeable shares of HEARx Canada, Inc. described in Note 5, as if they were outstanding common stock of the Company on June 30, 2002, the effective date of the Helix combination for financial reporting purposes.

Stock-based compensation
The Company has granted stock options to employees and directors under stock option plans that are more fully described in Note 10. The Company accounts for those plans using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. No stock-based employee compensation cost has been reflected in net loss, as all options granted under those plans had an exercise price greater than or equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation (See Note 17 Recent Accounting Pronouncement):

	December 25,	December 27,	December 28,
	2004	2003	2002

Loss applicable to common stockholders
As reported	$(3,466,661)	$(1,736,345)	$(7,577,010)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(887,000)	(447,000)	(394,990)

Pro forma, net loss	$(4,353,661)	$(2,183,345)	$(7,972,000)

Loss per share
Basic-as reported	$(0.11)	$(.06)	$(0.34)

Basic-pro forma	$(0.14)	$(.06)	$(0.34)

Diluted-as reported	$(0.11)	$(.07)	$(0.35)

Diluted-pro forma	$(0.14)	$(.07)	$(0.35)

For purposes of the above disclosure, the determination of the fair value of stock options granted in 2004, 2003 and 2002 was based on the following: (i) a risk free interest rate of 4.16%, 2.90% and 3.29% respectively; (ii) expected option lives ranging from 5 to 10 years; (iii) expected volatility in the market price of the Company’s common stock of 92%, 98% and 95% respectively; and (iv) no dividends on the underlying common stock.
Statements of Cash Flows
For the purposes of the Statements of Cash Flows, temporary cash investments which have an original maturity of ninety days or less are considered cash equivalents.
Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications
Certain amounts in the 2003 and 2002 financial statements have been reclassified in order to conform to the 2004 presentation.

2. Restricted Cash and Investment Securities
During the year ended December 25, 2004 a certificate of deposit for $285,000 matured. The bank currently requires that the Company maintain this balance in its operating account.
At December 25, 2004, certificates of deposit of $150,000 with contractual maturities with in one year or less were pledged as collateral to a financial institution for automated clearing house exposure.
Investment securities available for sale at December 25, 2004 and December 27, 2003 consist of certificates of deposit of $150,000 and $435,000.
3. Property and Equipment and Leases
Property and equipment consists of the following:

	Range of	December 25,	December 27,
	Useful Lives	2004	2003

Equipment, furniture and fixtures	5 -10 years	$10,305,606	$10,348,416

Leasehold Improvements	5 -10 years	7,391,414	7,368,139

Computer systems	3 years	4,435,117	4,472,925

Leasehold improvements in progress	N/A	23,498	106,642

		22,155,635	22,296,123

Less accumulated depreciation and amortization		18,808,847	17,653,230

		$3,346,788	$4,642,893

The Company leases facilities primarily for hearing centers. These are located in retail shopping areas having terms expiring at various dates through fiscal 2010. The Company recognizes rent expense on a straight line basis over the lease term. The lease term is determined on the date the lease is executed and includes only the original term of the lease and does not include renewal options. The leases have renewal clauses of 1 to 10 years at the option of the Company. The difference between the straight-line and cash payments, which is due to escalating rents in the lease contracts, is included in accrued expenses in the accompanying consolidated balance sheet. Equipment and building rent expense under operating leases in 2004, 2003 and 2002 was approximately $5,793,000, $5,836,000 and $5,067,000, respectively.
Approximate future minimum rental commitments under operating leases are as follows: $5,977,000 in 2005; $3,857,000 in 2006; $2,489,000 in 2007; $1,807,000 in 2008; $849,000 in 2009 and $ 394,000 thereafter.

4. Goodwill and Intangible Assets
A summary of changes in the Company’s goodwill during the years ended December 25, 2004 and December 27, 2003, by business segment are as follows:

	December 27,	Additions &	Currency	December 25,
	2003	Adjustments	Translation	2004

Centers	$31,901,000	$—	$429,000	$32,330,000

Network	880,000	—	—	880,000

	$32,781,000	$	$429,000	$33,210,000

A summary of changes in the Company’s goodwill during the years ended December 27, 2003 and December 28, 2002, by business segment are as follows:

	December 28,	Additions &	Currency	December 27,
	2002	Adjustments)	Translation	2003

Centers	$31,292,000	$140,000	$469,000	$31,901,000

Network	880,000	—	—	880,000

	$32,172,000	$140,000	$469,000	$32,781,000

As of December 25, 2004 and December 27, 2003, intangible assets consisted of the following:

	December 25,
	2004	December 27, 2003

Amortizable intangible assets:
Patient files and customer lists	$5,437,000	$5,342,000
Accumulated amortization	(1,698,000)	(1,200,000)

Amortizable intangible assets, net	3,739,000	4,142,000
Trademark and trade names	7,355,000	7,267,000

	$11,094,000	$11,409,000

For 2004, 2003 and 2002, the aggregate amortization expense for these assets was approximately $478,000, $430,000 and $240,000, respectively. At December 25, 2004, the estimated amortization expense for the next five fiscal years is approximately: 2005- $458,000, 2006- $441,000, 2007 - $423,000, 2008 — $406,000, 2009- $385,000, and thereafter — $1,626,000.
5. Business Acquisitions
Helix Acquisition
On July 27, 2001, the Company and Helix Hearing Care of America Corp. (“Helix”) signed a definitive merger agreement, which was subsequently amended and restated as of November 6, 2001. Helix owned or managed, prior to the combination, 126 hearing healthcare clinics located in Massachusetts, New York, Ohio, Michigan, Wisconsin, Minnesota, Washington and Missouri as well as in the Canadian Provinces of Ontario and Quebec. The transaction was approved by the stockholders of both the Company and Helix on June 26, 2002 and by the Canadian courts on June 28, 2002. The transaction closed on July 11, 2002, and was effective June 30, 2002 for financial reporting purposes.
The Company acquired all of the issued and outstanding common shares of Helix in exchange for approximately 14,610,000 shares of the Company’s common stock, at a price of $1.72, the market price of the Company’s common stock on the day preceding the public announcement of the definitive agreement. At closing, the Company issued 8,120,154 shares of the Company’s common stock, 7,227,282 exchangeable shares of HEARx Canada, Inc., which have been exchanged, and 892,872 exchangeable shares, which remain outstanding as of December 25, 2004. Each exchangeable share of HEARx Canada, Inc. is exchangeable for one share of the Company’s common stock. The exchangeable shares are traded on the Toronto Stock Exchange under the symbol “HUX”. (See Note 9.) In addition, the Company issued options and warrants to purchase approximately 1,730,000 shares of the Company’s common stock to holders of Helix options and warrants in exchange for those options and warrants. The fair value of the Company’s options and warrants issued was approximately $380,000, using fair value assumptions of: no dividends, expected volatility of approximately 95%, risk-free interest rate of approximately 4%, and expected lives ranging from 1 to 6 years. Total costs incurred by the Company in connection with the acquisition were approximately $2,547,000. The total purchase price was approximately $28,058,000.
The following table summarizes the fair values of the Helix assets acquired and the liabilities assumed as of June 30, 2002, the effective date of the acquisition for financial reporting purposes. These fair values are based on Helix’s balance sheet at June 30, 2002 under generally accepted accounting principles in the United States and translated from Canadian dollars to US dollars at the rate of .6585.

Current assets	$6,481,000
Property and equipment	2,446,000
Intangible assets	11,810,000
Goodwill	29,915,000

Total assets acquired	50,652,000
Current liabilities	(8,591,000)
Long-term debt	(14,003,000)

Total liabilities assumed	(22,594,000)

Purchase price	$28,058,000

Of the $11,810,000 of estimated acquired intangible assets, $7,200,000 was assigned to trademarks and trade names that are not subject to amortization, and $4,610,000 was assigned to patient files, which have a weighted average useful life of approximately 15 years. Of the $29,915,000 of goodwill, $29,035,000 was allocated to the centers segment and $880,000 to the network segment. None of the $29,915,000 of goodwill is expected to be deductible for tax purposes.
The following summary of unaudited pro forma condensed combined statements of operations data gives effect to the combination as if it occurred at the beginning of the period presented, combining the results of HearUSA and those of Helix:

Year Ended
December 28, 2002
Net revenue	$72,004,000

Net loss applicable to common stockholders	(12,694,000)

Loss per common share: Basic and diluted	$(0.43)

Investment in and Advances to Affiliated Company
On November 16, 2001, the Company loaned $700,000 to Helix for use by Helix as part of the $3.5 million acquisition of substantially all of the capital stock of Auxiliary Benefits Corporation, a Colorado corporation doing business as National Ear Care Plan (“NECP”). The note was secured by substantially all of the assets of NECP, bore interest at a rate of prime plus 1% per annum and originally matured on November 16, 2002. On January 10, 2002, the Company loaned to Helix an additional $2 million to complete the NECP transaction. On January 14, 2002, the Company and Helix entered into a subscription agreement pursuant to which the Company purchased 4,853,932 common shares of Helix for an aggregate purchase price of $2.7 million. The purchase price was paid using the $2.7 million in loans to Helix. Upon consummation of the purchase of the 4,853,932 Helix common shares, the Company became an approximate 10.5 percent owner of Helix common shares. Prior to the closing of the combination with Helix, the Company accounted for this investment using the equity method. Approximately $631,000 was recorded as equity in loss of affiliated company for the twelve months ended December 28, 2002, representing the Company’s equity in the net loss of Helix from the January 14, 2002 acquisition date to June 30, 2002, the effective closing date of the combination with Helix for financial reporting purposes. At December 25, 2004 and December 27, 2003, approximately $2,485,000 from this transaction is included in goodwill.
Other Business Acquisitions
In 2003, the Company acquired the operations of various centers and audiological practices, including customer lists, for a total consideration of approximately $255,000.
In December 2002, the Company acquired the operations of various centers for a total consideration of approximately $339,000.
6. Long-term Debt (Also see Note 7)
Long-term debt consists of the following:

	December 25,	December 27,
	2004	2003

Notes payable to Siemens — see (a) below:
Tranche A	$3,599,988	$5,899,992
Tranche B	62,400	83,200
Tranche C	1,500,000	2,100,000
Tranche D (including accrued interest of $1,813,971 and $1,158,403	13,590,284	14,158,403
Tranche E	2,171,329	3,500,000
Other	91,685	196,165

Total notes payable to Siemens	21,015,686	25,937,760
Other	433,347	1,078,488

	21,449,033	27,016,248
Less current maturities	4,152,908	6,436,271

	$17,296,125	$20,579,977

The approximate aggregate maturities on long-term debt obligations in years subsequent to 2004 are as follows: 2005 — $4,153,000; 2006 — $2,631,000; 2007 — $14,472,000; 2008 — $193,000.

a)	On December 7, 2001, HearUSA entered into a credit agreement (“credit facility”) with Siemens pursuant to which Siemens agreed to provide a $51,875,000 secured credit facility. The credit facility is comprised of (a) a $10,875,000 five-year term loan credit facility (the Tranche A Loan); (b) a $25,000,000 five-year revolving loan credit facility (the Tranche B Loan); (c) a $3,000,000 five-year term loan facility (the Tranche C Loan); and (d) a $13,000,000 five-year term loan credit facility (the Tranche D Loan). The credit facility is secured by all of the assets of the Company.

The Tranche A and C Loans are payable in equal quarterly amounts over five years, through their maturity dates of December 2006 and June 2007, respectively. The Tranche B Loan is payable quarterly and payments are calculated as 5% of the aggregate outstanding balance. Any remaining Tranche B Loan principal and interest is due and payable on the final maturity date of December 2007. Interest of 10% is due and payable each quarter for the Tranche A, B and C loans. Principal and interest, at prime rate (5.25% at December 25, 2004) plus 1%, on the Tranche D Loan is payable on the final maturity date of April 2007. The Company is also required to make additional payments on the Tranche D Loan under the following conditions: The Company must make a payment equal to 25% of net proceeds it receives from the issuance of stock or stock equivalents. In addition, within 120 days of any fiscal year end, the Company must make a payment equal to 20% of Excess Cash Flow (as defined in the credit agreement) for such fiscal year end. As of December 25, 2004, based on the 2004 Excess Cash Flow these additional maturities totaled approximately $220,000. Quarterly principal and interest payments on the Tranche A, B and C Loans may be paid through preferred pricing reductions received from Siemens by HearUSA as long as the Company purchases certain minimum percentages of its requirements of hearing aids from Siemens pursuant to the supply agreement discussed below. HearUSA records a preferred pricing receivable and reduces cost of products sold for the preferred pricing earned as it meets minimum purchase percentages from Siemens. The preferred pricing receivable is then applied against the quarterly principal payments and related interest when they become due. The loans may be prepaid in whole or in part at any time without penalty.

Further, on March 14, 2003, the Company obtained additional funding of $3,500,000 in the form of a five-year note payable to Siemens (the Tranche E Loan) with 10% interest. The Company is required to make monthly payments of interest only in the first year. In years two through five, the Company must make monthly principal and interest payments. The additional funding was obtained pursuant to an amendment to the Company’s credit agreement with Siemens and is otherwise subject to the terms and conditions of the credit agreement and related security agreement.

Approximately $24,938,000 is available to the Company for acquisitions under the Tranche B loan as of December 25, 2004.

The following table shows the preferred pricing reductions received from Siemens pursuant to the supply agreement, and the application of such pricing reductions against principal and interest payments on Tranches A, B and C:

	2004	2003	2002

Preferred pricing reductions recorded as a reduction of cost of products sold	$3,641,000	$3,947,000	$3,765,000

Portion applied against quarterly principal payments	$(2,921,000)	$(2,921,000)	$(3,100,000)
Portion applied against quarterly interest payments	(720,000)	(1,026,000)	(1,315,000)
Portion applied to accounts receivable		—	650,000

	$(3,641,000)	$(3,947,000)	$(3,765,000)

In connection with the credit facility, HearUSA and Siemens entered into a supply agreement dated as of December 7, 2001, pursuant to which HearUSA agreed to purchase from Siemens certain minimum percentages of HearUSA company-owned centers’ hearing aid purchases for a period of ten years (an initial five year term which can be extended for an additional five year term on the same terms and conditions as the initial term) at specified prices.

Pursuant to the agreements with Siemens, a change of control of the Company (as defined) will constitute an event of default upon which Siemens may cancel its commitments under the credit agreement and declare the entire outstanding amounts under the credit facilities to be immediately due and payable. Furthermore, under the circumstances if the surviving entity of such change of control is a manufacturer of hearing aids or related products or owns, directly or indirectly, a manufacturer of hearing aids or related products, the surviving entity will have to pay Siemens a $50 million breakup fee.

The Siemens credit facility imposes certain financial and other covenants on the Company, which are customary for loans of this size and nature. If the Company cannot maintain compliance with these covenants, Siemens may terminate future funding under the credit facility and declare all then outstanding amounts under the facility immediately due and payable. Management believes as of December 25, 2004 the Company was in compliance with the covenants of this agreement.
7. Convertible Subordinated Notes
On December 19, 2003, the Company completed a private placement of $7.5 million five-year convertible subordinated notes with five-year warrants to purchase 2,642,750 shares of the Company’s common stock. The notes may not be converted and warrants to purchase 2,142,750 shares may not be exercised for a two-year period. The remaining warrants to purchase 500,000 shares are exercisable beginning in June 2005 at $1.75 per share. Beginning in December 2005 the notes may be converted at $1.75 per share and the warrants may be exercised for up to 2,142,750 shares at $1.75 per share. The quoted closing market price of the Company’s common stock on the commitment date was $2.37 per share. The notes bear interest at 11 percent for the first two years and then at 8 percent through the remainder of their term. Proceeds from this financing have been used to repay the $2 million financing issued on October 3, 2003 (described below) and for working capital purposes. Approximately $1.8 million of the net proceeds were used to make payments to Siemens under the credit facility, including 50% against the Tranche D Loan and 50% against the Tranche E Loan. As of December 27, 2003, $500,000 of the financing proceeds was recorded as a subscription receivable under the caption accounts and notes receivable in the accompanying consolidated balance sheet, and was received in January 2004.
For the first two years of the term beginning on March 25, 2004, the Company will make quarterly payments of interest only. Beginning on March 25, 2006, the Company must make twelve equal quarterly payments of principal plus interest. Payments of interest and principal may be made, at the Company’s option, in cash or with the Company’s common stock. If payments are made using the Company’s common stock the shares to be issued would be computed at 90% of the average closing price for the 20 day trading period immediately preceding the payment date. Approximate aggregate amount of maturities of the convertible subordinated notes maturing in future years as of December 25, 2004, are $2,500,000 in each of 2006, 2007 and 2008.
In addition to the 2,642,750 common stock purchase warrants issued to the lenders in the $7.5 million financing, the Company also issued 117,143 common stock purchase warrants with the same terms as the lender warrants and paid cash of approximately $206,000 to third parties as finder fees and financing costs. These warrants were valued at approximately $220,000 using a Black-Scholes option pricing model. The total of such costs of approximately $426,000 are being amortized as interest expense using the interest method over the five year term of the notes.
The Company recorded a debt discount of approximately $7,488,000 consisting of the intrinsic value of the beneficial conversion of approximately $4,519,000 and the portion of the proceeds allocated to the warrants issued to the lenders of approximately $2,969,000, using the Black-Scholes option pricing model, based on the relative fair values of the warrants and the notes. The debt discount is being amortized as interest expense over the five-year term of the notes using the interest method.
During 2004 and 2003 included in approximately $2,893,000 and $119,000 of interest expense is non-cash amortization of prepaid finders fees and debt discounts of approximately $2,127,000 and $88,000, respectively. The future non-cash debt discount and prepaid finder fees to be amortized as interest expense over the next four years are approximately $2,151,000 in 2005, $1,763,000 in 2006, $1,145,000 in 2007 and $434,000 in 2008. In the event the investors convert or exercise the debt the Company will be required to accelerate the debt discount to the period in which the exercise or conversion occurs.
On October 3, 2003, the Company completed a private placement of $2 million in unsecured notes payable and common stock purchase warrants with a number of investors, including three members of the Company’s board of directors. The non-participating directors approved the transaction. The notes bore interest at a rate of 15 percent for the first six months and 18 percent for the second six months with principal and unpaid interest due on maturity of October 1, 2004. The terms of the notes included conversion to common stock in the event of default in payment of the notes at a conversion rate of $0.75 per share. The financing included seven-year warrants, which cannot be exercised during the first two years, to purchase a total of 800,000 shares of the Company’s common stock. The outside investors’ warrants for 240,000 shares have an exercise price of $1.25 per share while the participating directors’ warrants for 560,000 shares have an exercise price of $1.31 per share, the quoted closing price of the common stock on the day of the financing. In addition, each investor was paid a placement fee of 3% totaling $60,000, resulting in net proceeds of $1,940,000. Proceeds from the financing were used to pay Siemens under the supply agreement. As of December 27, 2003, these notes were fully repaid using the proceeds from the December 2003 financing described above, and the 800,000 common stock purchase warrants remain outstanding. A prepayment penalty of $60,000 was paid to the investors upon the payment of the note. The payments to certain foreign participants also resulted in a foreign exchange loss of approximately $43,000.
The warrants were valued at approximately $429,000, based on the relative fair values of the warrants and the notes, using a Black-Scholes option pricing model which was recorded as debt discount to be amortized as interest expense over the one-year term of the notes. The $429,000 debt discount along with the $60,000 prepayment penalty and the $60,000 placement fees were amortized as interest expense as of the December 2003 payment date of the $2 million notes.

8. Mandatorily Redeemable Convertible Preferred Stock
On August 27, 2003, the Company exchanged all 4,563 outstanding shares of its 1998 Convertible Preferred Stock for 4,563 shares of E Series Convertible Preferred Stock (“E Series Convertible Preferred Stock”). All E Series Convertible Preferred Stock not converted or redeemed by December 18, 2006 must be redeemed by the Company on December 18, 2006 for a price equal to 108% of its stated value plus accrued and unpaid premiums. The E Series Convertible Preferred Stock is presented as Mandatorily Redeemble Convertible Preferred Stock, a category between liabilities and equity in the accompanying consolidated balance sheet. The old 1998 Convertible Preferred Stock was scheduled to convert by its terms into common stock on August 27, 2003. The Company has the right to redeem the newly designated preferred stock at its stated value plus accrued but unpaid premiums for sixteen months and thereafter until the redemption date at 108% of its stated value plus accrued but unpaid premiums.
As part of the transaction, the Company agreed that accrued but unpaid premiums on the 1998 Convertible Preferred Stock and the 10% premium on the E Series Convertible Preferred Stock will be paid in cash each month beginning in November 2003 and continuing until December 2006. $736,517 of accrued premium was paid in November 2003. As of December 25, 2004 and December 27, 2003, the accrued and unpaid premium was $106,574 and $693,749, respectively, and was recorded as dividends payable. The holders have agreed that they will not convert the newly designated preferred stock into the Company’s common stock prior to November 1, 2005, except in the event of a default in payment of premiums or unless on or after December 10, 2004 the price of the common stock reaches a trading price at or above $3.00 per share and the holders sell at or above $3.00 per share. In the event of default in payment of premiums, the holder may sell any shares of the E Series Convertible Preferred Stock or convert such shares under the same terms described below for the period after November 1, 2005. If converted during the period from December 10, 2004 until November 1, 2005 based on the trading price reaching $3.00 per share, the holders can convert only a number of shares of the newly designated preferred stock that would yield upon conversion no more than 744,911 shares of HearUSA common stock. Subsequent to November 1, 2005, upon conversion of the E Series Convertible Preferred, holders are entitled to receive a number of shares of common stock determined by dividing the sum of the stated value of the E Series Convertible Preferred ($1,000 per share) so converted plus any unpaid premium, by a conversion price equal to the lesser of the average closing bid prices for the common stock five of twenty days prior to conversion, and $18.00 (the fixed conversion price). The premium payable upon conversion is equal to 10% of the stated value of the Series E Convertible Preferred from the date of issuance until the conversion date. If the closing price of the Company’s common stock on the date prior to any conversion date is less than $10.00, the Company at its option may redeem the E Series Convertible Preferred at a price equal to 108% of its stated value plus any accrued and unpaid premium, in lieu of converting such E Series Convertible Preferred to common stock.
During 2004 and 2003, approximately $455,000 and $152,000, respectively, of the 10% premium and approximately $110,000 and $37,000, respectively, of the 8% premium due upon redemption are included in the caption Dividends on Preferred Stock in the accompanying Consolidated Statement of Operations. Approximate future redemption payments in years subsequent to 2004 are $4,928,000 in 2006 if none of the E Series Convertible Preferred Stock is converted or redeemed prior to the mandatory redemption date of December 18, 2006.

9. Stockholders’ Equity
A. Private Placement
On March 29, 2002, the Company closed on a private placement of 1.5 million shares of common stock and 1.5 million common stock purchase stock warrants for an aggregate sales price of $1.5 million. The offers and sales were made only to “accredited investors” as defined in Rule 501(a) of Regulation D and the Company relied on Regulation D and Section 4(2) of the Securities Act of 1933 to issue the securities without registration. The warrants may be exercised at any time until March 29, 2005 to purchase shares of common stock for an exercise price of $1.15 per share. The Company registered the common stock for resale in 2004.
All members of the board of directors of the Company, as of March 29, 2002, participated in the private placement, purchasing 805,000 of the 1,500,000 shares of common stock. Because the shares were sold at a $0.05 per share discount to the quoted market price of $1.05 per share, additional compensation expense of approximately $40,000 was incurred for the quarter ended March 30, 2002. The fair value of the warrants was not significant. During 2003, the participating members of the board of directors repaid the $40,000 to the Company and the amount was recorded as an increase of additional paid-in capital.
B. Stock Subscription
On April 1, 2001, the Company sold 200,000 shares of the Company’s common stock to an investment banker for $2.0625 per share, and received a secured, nonrecourse promissory note for the principal amount of $412,500. The secured, nonrecourse promissory note is collateralized by the common stock purchased which is held in escrow. The principal amount of the note and accrued interest is payable on April 1, 2006. The note bears interest at the prime rate published by the Wall Street Journal adjusted annually. At December 25, 2004, the interest rate of the note was 5.25%. The $412,500 note has been recorded as Stock Subscription in stockholders’ equity in the accompanying balance sheet.
C. Series J Preferred Stock
On December 13, 2001, the Company completed an exchange and redemption of all of the 418 shares of outstanding Series I Convertible Preferred Stock (see Note 9D below) and 203,390 associated common stock purchase warrants for $1,951,000 in cash, 233 shares of newly created Series J Preferred Stock, and 470,530 shares of Common Stock. The cost of the transaction included legal and broker fees of approximately $47,500 in cash and 136,180 shares of Common Stock issued to the broker. The fair value of the cash, shares of Series J Preferred Stock, and common stock transferred to the holders of the Series I Convertible Preferred Stock approximated the carrying value of the Series I Convertible Preferred Stock and the related dividends payable of approximately $4.7 million.
The Series J Preferred Stock has a stated value of $10,000 per share and is non-convertible and non-voting. The holders of the Series J Preferred Stock are entitled to receive cumulative dividends, in cash, at a rate of 6% per year. Dividends earned but not paid on the applicable dividend payment date will bear interest at a rate of 18% per year payable in cash unless the holders and the Company agree that such amounts may be paid in shares of common stock.
At any time the Company has the right to redeem all or a portion of the Series J Preferred Stock for a redemption price equal to the stated value plus accrued and unpaid dividends. If there is a change in control of the Company, only upon or after the approval thereof by the Company’s Board of Directors, the holders of the Series J Preferred Stock have the right to require the Company to redeem the Series J Preferred Stock at a price of 120% of the stated value plus any accrued and unpaid dividends. The parties agreed that the transaction with Helix would not be deemed to be a “change in control” for this purpose.
In the event of liquidation, dissolution or winding up of the Company prior to the redemption of the Series J Preferred Stock, holders of the Series J Preferred Stock will be entitled to receive the stated value per share plus any accrued and unpaid dividends before any distribution or payment is made to the holders of any junior securities but after payment is made to the holders of the 1998 Convertible Preferred Stock, if any. In the event that the assets of the Company are insufficient to pay the full amount due the holders of the Series J Preferred Stock and any holders of securities equal in ranking, such holders will be entitled to share ratably in all assets available for distribution.
In connection with this transaction, the Company also entered into a Registration Rights Agreement with the holder under which the Company was required to file a registration statement on Form S-3 covering the resale of the 470,530 shares of common stock issued in this transaction no later than 180 days from December 13, 2001. During November 2003 the Company agreed to pay $25,000 to the holder during 2004 as settlement for not filing timely such registration statement. The 470,530 shares of common stock issued in the transaction, together with 129,470 shares of common stock then held by the same holder, were placed in escrow and subject to resale restrictions based on the trading price of the common stock. Those shares have all been released from escrow and most have been sold into the public market. During 2004, 2003 and 2002, approximately $143,000, $140,000 and $145,000 of the 6% dividend on the Series J Preferred Stock is included in the caption Dividends on Preferred Stock in the accompanying Consolidated Statements of Operations.
D. Shareholder Rights Plan
On December 14, 1999, the Board of Directors approved the adoption of a Shareholder Rights Plan, in which a dividend of one preferred share purchase right ( a “Right”) for each outstanding share of common stock was declared, and payable to the stockholders of record on December 31, 1999. The Shareholder Rights Plan was amended and restated on July 11, 2002, in connection with the combination with Helix, to among other things, give effect to the issuance of the exchangeable shares as voting stock of the Company, and to otherwise take into account the effects of the combination. The Rights will be exercisable only if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one one-hundredth of a share of Series H Junior Participating Preferred Stock at an exercise price of $28.00 and will expire on December 31, 2009.
Following the acquisition of 15% or more of the Company’s common stock by a person or group without the prior approval of the Board of Directors, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock (or common stock equivalents) at one-half the then current market price of the common stock, or at the election of the Board of Directors, to exchange each Right for one share of the Company’s common stock (or common stock equivalent). In the event of a merger or other acquisition of the Company without the prior approval of the Board of Directors, each Right will entitle the holder (other than the acquiring person), to buy shares of common stock of the acquiring entity at one-half of the market price of those shares. The Company will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 15% or more of the Company’s common stock. The Board of Directors specifically exempted the Helix transaction from the operation of the Plan.
E. Series H Junior Participating Preferred Stock
See “Shareholder Rights Plan,” above, and “Exchangeable Right Plan,” below. The Series H Junior Participating Preferred Stock is subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series H Junior participating Preferred Stock with respect to dividends. The holders of shares of Series H Junior Participating Preferred, in preference to the holders of shares of common stock, and any other junior stock, shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor.
F. Exchangeable Rights Plan
On July 11, 2002, in connection with the combination with Helix, HEARx Canada, Inc., an indirect subsidiary of the Company, adopted a Rights Agreement (the “Exchangeable Rights Plan”) substantially equivalent to the Company’s Rights Plan. Under the Exchangeable Rights Plan, each exchangeable share issued has an associated right (an “Exchangeable Share Right”) entitling the holder of such Exchangeable Share Right to acquire additional exchangeable shares on terms and conditions substantially the same as the terms and conditions upon which a holder of shares of common stock is entitled to acquire either one one-hundredth of a share of the Company’s Series H Junior Participating Preferred Stock or, in certain circumstances, shares of common stock under the Company’s Shareholder Rights Plan. The definitions of beneficial ownership, the calculation of percentage ownership and the number of shares outstanding and related provisions of the Company’s Shareholder Rights Plan and the Exchangeable Rights Plan apply, as appropriate, to shares of common stock and exchangeable shares as though they were the same security. The Exchangeable Share Rights are intended to have characteristics essentially equivalent in economic effect to the Rights granted under the Company’s Shareholder Rights Plan.
G. Warrants
No warrants were exercised in 2004 or 2003.
The aggregate number of common shares reserved for issuance upon the exercise of warrants is 5,341,588 as of December 25, 2004. The expiration date and exercise prices of the outstanding warrants are as follows:

Outstanding	Expiration	Exercise
Warrants	Date	Price

131,695	2005	$4.46
1,500,000	2005	1.15
100,000	2005	1.00
2,759,893	2008	1.75
50,000	2007	3.00
240,000	2010	1.25
560,000	2010	1.31
5,341,588
H. Aggregate and Per Share Cumulative Preferred Dividends
As of December 25, 2004 and December 27, 2003, the aggregate and per share amount of arrearages in cumulative preferred dividends/premiums were $177,996 and $728,699 and $.01/share and $.03/share, respectively.
I. Exchangeable Shares
Immediately following the effectiveness of the combination of the Company and Helix, each outstanding Helix common share, other than shares held by dissenting Helix Stockholders who were paid the fair value of their shares and shares held by the Company, were automatically exchanged for, at the election of the holder, 0.3537 fully-paid and non-assessable exchangeable shares of HEARx Canada, Inc., or 0.3537 shares of HearUSA, Inc. common stock. The exchangeable shares are the economic equivalent of HearUSA, Inc. common stock. Each exchangeable share will be exchanged at any time at the option of the holder, for one share of HearUSA, Inc. common stock, subject to any anti-dilution adjustments. Until exchanged for HearUSA, Inc. common stock; (i) each exchangeable share outstanding will entitle the holder to one vote per share at all meetings of HearUSA, Inc. common stockholders; (ii) if any dividends are declared on HearUSA, Inc. common stock, an equivalent dividend must be declared on such exchangeable shares and (iii) in the event of the liquidation, dissolution or winding-up of HEARx Canada, Inc., such exchangeable shares will be exchanged for an equivalent number of shares of HearUSA, Inc. common stock. The exchangeable shares will be subject to mandatory exchange on July 27, 2006, the fifth anniversary of the transaction. (See Note 5)

10. Stock Plans
The Company has the following stock plans:
A. Employee Stock Option Plans
The 1987 Stock Option Plan is administered by the Company’s Board of Directors. A maximum of 250,000 shares of common stock were authorized for issuance under this plan. All employees of the Company, other than its then principal stockholder (Dr. Paul A. Brown) were eligible to receive options under this plan at the sole discretion of the Board of Directors. Both incentive and non-incentive stock options could be granted. This plan expired June 2, 1997 and no further option grants can be made under this plan. The expiration of the plan did not affect the outstanding options which shall remain in full force as if the plan had not expired.
The 1995 Flexible Stock Plan is also administered by the Company’s Board of Directors. An original maximum of 250,000 shares of the Company’s common stock were authorized for issuance under this plan. On June 6, 2000 the shareholders approved an increase of 500,000 shares of the Company’s common stock available under this plan. The plan authorizes an annual increase in authorized shares equal to 10% of the number of shares authorized as of the prior year. Currently an aggregate of 4,895 shares remain as authorized but not yet subject to a plan grant under the plan. All employees of the Company are eligible to receive incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance shares, and other stock-based awards under this plan at the sole discretion of the Board of Directors.
In 2002, the Board of Directors adopted and the Company’s stockholders approved, the 2002 Flexible Stock Plan. This plan is administered by the Company’s Board of Directors. A maximum of 3,000,000 shares of the Company’s common stock were originally authorized for issuance under this plan. The plan authorizes an annual increase in authorized shares equal to 10% of the number of shares subject to the plan as of the prior year beginning in fiscal year 2003 not to exceed 5,000,000 shares in the aggregate. All employees of the Company are eligible to receive incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance shares, and other stock-based awards under this plan at the sole discretion of the Board of Directors.
As of December 25, 2004, employees of the Company held options permitting them to purchase an aggregate 5,296,987 shares of common stock at prices ranging from $0.35 to $18.75 per share. Options are exercisable for periods ranging from four to ten years commencing one year following the date of grant and are generally exercisable in cumulative annual installments of 25 percent per year.

The following table summarizes the transactions of the Company’s employee stock option plans:

	Year Ended
	December 25, 2004		December 27, 2003		December 28, 2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	3,387,755	$1.78	2,168,290	$3.04	1,574,222	$3.32
Granted	2,495,000	1.36	1,785,000	0.46	644,342	2.50
Exercised	6,250	.67	20	0.77	—	—
Forfeited	592,018	2.69	565,515	2.47	50,274	4.85

Outstanding at end of year	5,296,987	1.49	3,387,755	1.78	2,168,290	$3.04

Exercisable at end of year	1,538,540		1,418,012		1,657,467

Weighted average fair value of options granted during year	$1.20		$0.37		$0.52

The following table summarizes information about fixed employee stock options outstanding at December 25, 2004:

		Weighted
		Average	Weighted	Options	Weighted
		Remaining	Average	Exercisable	Average
	Options	Contractual	Exercise	At December	Exercise
Range of Exercise Price	Outstanding	Life	Price	25, 2004	Price

$.35 — $.77	1,875,710	7.2	$0.50	702,362	$0.59
$.78 — $2.00	2,739,390	9.3	$1.31	229,291	$1.21
$2.01 — $5.40	409,026	4.8	$3.05	334,026	$3.22
$5.41 — $8.75	259,421	1.7	$7.32	259,421	$7.32
$8.76 — $18.75	13,440	2.4	$15.90	13,440	$15.90

	5,296,987			1,538,540

The stock options are exercisable in the following years:

2005	2,636,067
2006	1,022,170
2007	1,015,000
2008	623,750

5,296,987

B. Non-Employee Director Plan
In April 1993, the stockholders of the Company approved the adoption of the HearUSA Inc. Non-qualified Stock Option Plan for Non-Employee Directors (“Directors Plan”). The Directors Plan terminated in accordance with its terms in 2003.

As of December 25, 2004, three directors hold options as follows 4,500 at $4.00, 4,500 shares at $5.00, 13,500 at $7.50, and 4,500 shares at prices ranging from $12.50 to $58.75 per share.
C. Non-Employee Director Non-Plan Grant
On April 1, 2003 options to purchase 125,000 shares of common stock were granted to members of the Board of Directors, at an exercise price of $0.35, which was equal to the quoted closing price of the common stock of the shares on the grant date. The options vested after one year and have a ten-year life.
D. Stock Bonus Plan
The Board of Directors adopted a Stock Bonus Plan (“Bonus Plan”). The number of shares of common stock which can be issued under the Bonus Plan cannot exceed 50,000. It is administered by the Board of Directors. The purpose of the Bonus Plan is to provide an incentive to senior management to achieve the Company’s strategic objectives. At present there are seven senior management personnel eligible to participate. No shares are issued.
11. Major Customers and Suppliers
During 2004, 2003 and 2002, the Company did not have sales totaling 10% or more of net revenues to a single customer.
During 2004, 2003 and 2002, the Company purchased approximately 88.7%, 88.7% and 87.3%, respectively, of all hearing aids sold by the Company from Siemens. As described in Note 6, in 2001, the Company entered into a supply agreement with Siemens whereby the Company agreed to minimum purchase levels from Siemens. Although there are a limited number of manufacturers of hearing aids, management believes that other suppliers could provide similar hearing aids on comparable terms. In the event of a disruption of supply from Siemens, the Company could obtain comparable products from other manufacturers. Few manufacturers offer dramatic product differentiation. The Company has not experienced any significant disruptions in supply in the past.
12. Related Party Transactions
On January 6, 1999, HEARx West entered into a capitation contract with an affiliate (the “Kaiser Plan”) of its minority owner, the Permanente Federation LLC. Under the terms of the contract, HEARx West is paid an amount per enrollee of the Kaiser Plan, to provide a once every three years benefit on certain hearing products and services. During 2004, 2003 and 2002 approximately $6,451,000, $6,095,000 and $5,095,000, respectively, of capitation revenue from this contract is included in net revenue in the accompanying consolidated statements of operations.
As mentioned in Note 18 Discontinued Operations, on July 15, 2003, the Company sold its three Quebec subsidiaries to Forget & Sauve, Audioprothesistes, S.E.N.C. (“Forget & Sauve”) and 6068065 Canada Inc., private entities owned and controlled by Steve Forget, a former Helix officer and director. Mr. Forget served as an officer of HearUSA until October 2002 and as a director until May 2003. Prior to the disposition, the Quebec subsidiaries provided management services to a single client, Forget & Sauvé, audioprothesistes, s.e.n.c. operating under the name Le Groupe Forget (“ Le Groupe Forget “). Le Groupe Forget is controlled by Steve Forget. Le Groupe Forget operates a network of 16 hearing healthcare centers in the Province of Quebec. The services provided to Le Groupe Forget by the Quebec subsidiaries included inventory purchasing and management, office service support, general administration and patient management software and related training. The aforementioned services were rendered to Le Groupe Forget by the Quebec subsidiaries pursuant to management agreements entered into by each of the subsidiaries and Le Groupe Forget. During the year ended, December 27, 2003 and

December 28, 2002 revenues of approximately $2,559,000 and $2,363,000, respectively, were earned from services to Le Groupe Forget. These revenues are presented, net of related expenses, under Discontinued Operations in the Consolidated Statements of Operations.
13. Income Taxes
The components of loss before equity in losses of affiliated company and loss from discontinued operations are as follows:

	2004	2003	2002

Domestic	$(3,142,000)	$(727,000)	$(5,915,000)
Foreign	934,000	187,000	(6,000)

Total loss before equity in loss of affiliated company and discontinued operations	$(2,208,000)	$(540,000)	$(5,921,000)

The Company has accounted for certain items (principally depreciation and the allowance for doubtful accounts) for financial reporting purposes in periods different from those for tax reporting purposes.
Deferred tax assets (liabilities) are comprised of the following:

	2004	2003

Depreciation	$1,285,000	$1,082,000
Allowance for doubtful accounts	129,000	164,000
Joint Venture	(985,000)	(1,045,000)
Other	95,000	106,000
Net operating loss carryforwards	28,441,000	28,683,000

	28,965,000	28,990,000
Less valuation allowance	(28,965,000)	(28,990,000)

Net deferred tax asset	$—	$—

At December 25, 2004 the Company had net operating loss carryforwards of approximately $76,000,000 for U.S. Federal tax purposes, and approximately $3,300,000 of operating loss carryforwards in Canada. Included in the U.S. Federal tax net operating loss carryforwards are approximately $8,300,000 related to U.S. subsidiaries of Helix pre-combination whose annual utilization would be limited due to the ownership change of Helix in connection with the combination with the Company. Should tax benefits ever be realized from such Helix pre-combination net operating loss carryforwards, the valuation allowance would be reduced and the benefit would be recorded as a reduction of the goodwill resulting from the Helix combination.
The losses are available for carryforward for fifteen and twenty year periods and began to expire in 2002 and continue expiring through 2022. Any future significant changes in ownership of the Company may limit the annual utilization of the tax net operating loss carryforwards.

The provision for income taxes on loss from continuing operations differs from the amount computed using the Federal statutory income tax rate as follows:

	2004	2003	2002

Provision at Federal statutory rate	$(751,000)	$(183,000)	$(2,228,000)
State income taxes, net of Federal income tax effect	(80,000)	(20,000)	(215,000)
Nondeductible expenses	(358,000)	23,000	22,000
Beneficial conversion feature	1,089,000

Increase (decrease) in valuation allowance	(25,000)	234,000	2,487,000
Other	125,000	(54,000)	(66,000)

Income tax provision	$—	$—	$—

No income tax provision is applicable to the loss from discontinued operations. Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of the Company’s Canadian subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company, or if the Company should sell its stock in the foreign subsidiaries. Such undistributed earnings are not significant at December 25, 2004.
14. Commitments and Contingencies
The Company established the HearUSA Inc. 401(k) plan in October 1998. All employees who have attained age 21 with at least three months of service are eligible to participate in the plan. The Company’s contribution to the plan is determined from year to year by the Board of Directors. The Company’s contributions to the plan were approximately $67,800, $44,800 and $44,200 for the years 2004, 2003 and 2002, respectively.
In May of 2003, the Company renewed five year employment agreements with two of its executive officers that provide for annual salaries, severance payments, and accelerated vesting of stock options upon termination of employment under certain circumstances or a change in control, as defined.

15. Quarterly Financial Data (Unaudited)

Year Ended	First	Second	Third	Fourth
December 25, 2004	Quarter	Quarter	Quarter	Quarter

Net revenues	$16,048,307	$17,190,923	$17,535,395	17,974,917
Operating costs and expenses	16,228,093	16,713,585	16,316,981	17,152,503

Income (loss) from operations	(179,786)	477,338	1,218,414	822,414

Net income (loss) applicable to common stockholders	$(1,615,869)	$(948,008)	$(233,413)	$(669,371)

Net income (loss) per share — basic	$(0.05)	$(0.03)	$(0.01)	$(0.02)

Net income (loss) per share — diluted	$(0.05)	$(0.03)	$(0.01)	$(0.02)

Year Ended	First	Second	Third	Fourth
December 27, 2003	Quarter	Quarter	Quarter	Quarter(a)

Net revenues	$16,574,699	$17,845,501	$16,384,467	16,275,441
Operating costs and expenses	15,668,087	16,482,911	16,016,965	16,644,216

Income (loss) from operations	906,612	1,362,590	367,502	(368,775)

Net income (loss) applicable to common stockholders	$201,228	$490,165	$(389,442)	$(2,038,296)

Net income (loss) per share — basic	$0.01	$0.02	$(0.01)	$(0.07)

Net income (loss) per share — diluted	$0.01	$0.02	$(0.01)	$(.0.07)

a)	In the 4th quarter of 2003 an adjustment of approximately $277,000 was made to record insurance discounts which reduced accounts receivable and net revenues.

b)	In June of 2005, the Company sold the assets of a group of hearing centers in the states of Minnesota, Washington and Wisconsin. The group of hearing centers and selected assets have been presented as a discontinued operation and the consolidated financial statements have been reclassified to segregate the assets, liabilities and operating results of these hearing centers for all periods presented. (See Note 18 — Discontinued Operations).

c)	The following reconciles the Quarterly Financial Data previously reported by quarter, which included the operating results of discontinued operations, to the Quarterly Financial Data currently presented.

Quarter Ended	Previously	Discontinued	Presently
March 29, 2003	Reported	Operations	Reported

Net revenues	$17,411,728	$837,029	$16,574,699
Operating costs and expenses	16,586,981	918,894	15,668,087

Income (loss) from operations	824,747	(81,865)	906,612

Net income applicable to common stockholders	201,228	—	201,228

Net income per share — basic	.01	—	.01

Net income per share — diluted	.01	—	.01

Quarter Ended	Previously	Discontinued	Presently
June 28, 2003	Reported	Operations	Reported

Net revenues	$18,976,378	$1,130,877	$17,845,501
Operating costs and expenses	17,511,018	1,028,107	16,482,911

Income (loss) from operations	1,465,360	102,770	1,362,590

Net income applicable to common stockholders	490,165	—	490,165

Net income per share — basic	.02	—	.02

Net income per share — diluted	.02	—	.02

Quarter Ended	Previously	Discontinued	Presently
September 27, 2003	Reported	Operations	Reported

Net revenues	$17,276,558	$892,091	$16,384,467
Operating costs and expenses	17,031,184	1,014,219	16,016,965

Income (loss) from operations	245,374	(122,128)	367,502

Net income applicable to common stockholders	(389,442)	—	(389,442)

Net income per share — basic	(.01)	—	(.01)

Net income per share — diluted	(.01)	—	(.01)

Quarter Ended	Previously	Discontinued	Presently
December 27, 2003	Reported	Operations	Reported

Net revenues	$16,880,490	$605,049	$16,275,441
Operating costs and expenses	17,516,327	872,111	16,644,216

Income (loss) from operations	(635,837)	(267,062)	(368,775)

Net income applicable to common stockholders	(2,038,296)	—	(2,038,296)

Net income per share — basic	(.07)	—	(.07)

Net income per share — diluted	(.07)	—	(.07)

Quarter Ended	Previously	Discontinued	Presently
March 27, 2004	Reported	Operations	Reported

Net revenues	$16,934,600	$886,293	$16,048,307
Operating costs and expenses	17,203,335	975,242	16,228,093

Income (loss) from operations	268,735	(88,949)	(179,786)

Net income applicable to common stockholders	(1,615,869)	—	(1,615,869)

Net income per share — basic	(.05)	—	(.05)

Net income per share — diluted	(.05)	—	(.05)

Quarter Ended	Previously	Discontinued	Presently
June 26, 2004	Reported	Operations	Reported

Net revenues	$18,149,883	$958,960	$17,190,923
Operating costs and expenses	17,769,942	1,056,357	16,713,585

Income (loss) from operations	379,941	(97,397)	477,338

Net income applicable to common stockholders	(948,008)	—	(948,008)

Net income per share — basic	(.03)	—	(.03)

Net income per share — diluted	(.03)	—	(.03)

Quarter Ended	Previously	Discontinued	Presently
September 25, 2004	Reported	Operations	Reported

Net revenues	$18,430,846	$895,451	$17,535,395
Operating costs and expenses	17,352,256	1,035,275	16,316,981

Income (loss) from operations	1,078,590	(139,824)	1,218,414

Net income applicable to common stockholders	(233,413)	—	(233,413)

Net income per share — basic	(.01)	—	(.01)

Net income per share — diluted	(.01)	—	(.01)

Quarter Ended	Previously	Discontinued	Presently
December 25, 2004	Reported	Operations	Reported

Net revenues	$18,785,294	$810,377	$17,974,917
Operating costs and expenses	18,187,406	1,034,903	17,152,503

Income (loss) from operations	597,888	(224,526)	822,414

Net income applicable to common stockholders	(669,371)	—	(669,371)

Net income per share — basic	(.02)	—	(.02)

Net income per share — diluted	(.02)	—	(.02)

16. Fair Value of Financial Instruments
SFAS 107 requires the disclosure of fair value of financial instruments. The estimated fair value amounts have been determined by the Company’s management using available market information and other valuation methods. However, considerable judgment is required to interpret market data in developing the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. Furthermore, the Company does not intend to dispose of a significant portion of its financial instruments and thus, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows. SFAS 107 excludes certain financial instruments from its disclosure requirements, such as leases. In addition, disclosure of fair value estimates are not required for nonfinancial assets and liabilities, such as fixed assets, intangibles and anticipated future business. As a result, the following fair values are not comprehensive and therefore do not reflect the underlying value of the Company.
The following methods and assumptions were used in estimating fair value disclosure for financial instruments:
Cash and cash equivalents – the carrying amounts reported in the consolidated balance sheets approximate those assets’ fair value due to the short term nature of these assets.
Restricted cash – the carrying amounts reported in the consolidated balance sheets approximate those assets’ fair value due to the short term nature of these assets.
Investment securities – the carrying amounts reported in the consolidated balance sheets approximate those assets’ fair value (Note 2).
Accounts and notes receivable — the carrying amounts reported in the consolidated balance sheets approximate those assets’ fair value due primarily to the short term nature of these assets.

Accounts payable and accrued expenses — the carrying amounts reported in the consolidated balance sheets approximate those liabilities’ fair value, due primarily to the short term nature of these liabilities.
Long-term debt – the carrying amounts reported in the consolidated balance sheets for the fixed rate debts approximate those liabilities’ fair value, as current borrowing rates approximate the actual fixed interest rates of these liabilities. The carrying amounts reporting in the consolidated balance sheet for the variable rate debts approximate those liabilities fair value, as their rates vary according to market.
Convertible subordinated notes payable – the carrying amounts reported in the consolidated balance sheet approximate those liabilities’ fair value, as current borrowing rates, approximate the actual fixed interest rates of these liabilities.
Mandatorily redeemable convertible preferred stock- the carrying amount reported in the consolidated balance sheet approximates this instrument’s fair value, as current borrowing rates, approximate the actual fixed premium rate of this instrument.
17. Recent Accounting Pronouncement
In December 2004, SFAS No. 123(R), “Share-Based Payment,” which addresses the accounting for employee stock options, was issued. SFAS No. 123(R) revises the disclosure provisions of SFAS 123, “Accounting for Stock Based Compensation” and supercedes APB Opinion 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in the financial statements based on the estimated fair value of the awards. This statement is effective for all public entities who file as of the beginning of the first interim period that begins after June 15, 2005. The Company plans to implement SFAS 123 (R) on its effective date. Based on the outstanding number of employee stock options and excluding the impact of any future grants at December 25, 2004, the total stock-based employee compensation expense determined under the fair value method that would be reflected in the financial statements is approximately $887,000 in 2004 (See Note 1 Description of the Company and Summary of Significant Accounting Policies- stock-based compensation) and $1,425,000 in 2005.
18. Discontinued Operations
On July 15, 2003, the Company sold 100% of the shares of the Company’s three subsidiaries and selected assets associated with the management of the centers located in the Canadian Province of Quebec, to Forget & Sauve, Audioprothesistes, S.E.N.C. (“Forget & Sauve”) and 6068065 Canada Inc., private entities owned and controlled by Steve Forget, a former Helix officer and director. Mr. Forget served as an officer of HearUSA until October 2002 and as a director until May 2003. The sale agreement provided for total payments to the Company of approximately $1.7 million, representing, in part, payment of pre-existing debt owed the Company by Forget & Sauve of approximately $1.6 million. The Company received an initial cash payment of $700,000 at closing and $1 million over the five following months. At December 27, 2003, Forget and Sauve owed the Company approximately $102,000, which was received by the Company early in January 2004.
The operating results of the three Quebec subsidiaries are presented as discontinued operations. The sale resulted in a loss on disposal of approximately $105,000. Net revenues of the discontinued operations for the years ended December 27, 2003 and December 28, 2002 were approximately $2.6 million and $2.4 million respectively. Net losses from discontinued operations applicable to common stockholders per common shares-basic and diluted were $ (0.01) for 2003 and $ (0.01) for 2002. Pre-tax net losses of the discontinued operation were approximately $96,000 and $158,000, for the 2003 period through disposal, and for the 2002 period from June 30, 2002, the effective date of the Helix combination through December 28, 2002, respectively.

In June 2005, the Company sold the assets of a group of hearing care centers in the states of Minnesota, Washington and Wisconsin, including goodwill, customer list and selected assets with a net book value of approximately $735,000, for approximately $1.1 million in cash, resulting in a gain on disposition of assets of approximately $365,000. The Company received proceeds totaling approximately $786,000 in June 2005 and had an outstanding receivable of approximately $314,000 which was received in the third quarter of 2005.
The assets sold and related operating results have been presented as discontinued operations and the consolidated financial statements have been reclassified to segregate the assets and operating results for all periods presented in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” including $145,849 of property and equipment, $442,000 of goodwill and $148,275 of net intangibles as of December 25, 2004. The assets and operating expenses of these hearing care centers sold were reported under the center segment. Net revenues of the discontinued operations for the years ended December 25, 2004, December 27, 2003 and for the 2002 period from June 30, 2002, the effective date of the Helix combination through December 28, 2002 were approximately $3,551,000, $3,465,000, and $2,191,000 respectively. Pre-tax net losses of the discontinued operations were approximately $551,000, $368,000 and $171,000, respectively. Net loss from discontinued operations applicable to common stockholders-basic and diluted for 2004, 2003 and 2002 were $(0.01), $(0.01) and $(0.01), respectively.

	2004	2003	2002
Net revenues of discontinued operations:

Quebec discontinued operations	$—	$2,600,000	$2,400,000
Minnesota, Washington and Wisconsin discontinued operations	3,551,000	3,465,000	2,191,000

Combined net revenues	$3,551,000	$6,065,000	$4,591,000

Pre-tax net losses of discontinued operations:

Quebec discontinued operations	$—	$202,000	$158,000
Minnesota, Washington and Wisconsin discontinued operations	551,000	368,000	171,000

Combined pre-tax net losses	$551,000	$570,000	$329,000

Net loss from discontinued operations applicable to common stockholders — basis and diluted:

Quebec discontinued operations	$—	$(0.01)	$(0.01)
Minnesota, Washington and Wisconsin discontinued operations	(0.01)	(0.01)	(0.01)

Combined net loss from discontinued operations applicable to common stockholders — basic and diluted	$(0.01)	$(0.02)	$(0.02)

19. Segments
Since the closing of the Helix transaction, the Company operates in three business segments, which include the operation and management of centers, the establishment, maintenance and support of an affiliated network and the operation of an e-commerce business. The centers offer people afflicted with hearing loss a complete range of services and products, including diagnostic audiological testing, the latest technology in hearing aids and listening devices to improve their quality of life. The network, unlike the Company-owned centers, is comprised of hearing care practices owned by independent audiologists. The network revenues are mainly derived from administrative fees paid by employer groups, health insurers and benefit sponsors to administer their benefit programs as well as maintaining an affiliated provider network. E-commerce offers on-line product sales of hearing aid related products, such as batteries, hearing aid accessories and assistive listening devices. The Company’s business units are located in the United States and Canada. The following is the Company’s segment information by year:

	Centers	E-commerce	Network	Corporate	Total
Hearing aids and other products revenues
2004	$63,149,000	$79,000	—	—	$63,228,000
2003	$60,858,000	$69,000	—	—	$60,927,000
2002	$49,965,000	$27,000	—	—	$49,992,000

Service revenues
2004	$4,413,000	—	$1,109,000	—	$5,522,000
2003	$5,100,000	—	$1,053,000	—	$6,153,000
2002	$4,416,000	—	$631,000	—	$5,047,000

Income (loss) from operations
2004	12,310,000	(27,000)	447,000	(10,392,000)	2,338,000
2003	13,063,000	(49,000)	504,000	(11,250,000)	2,268,000
2002	8,284,000	(27,000)	223,000	(12,792,000)	(4,312,000)

2004
Depreciation and amortization	1,893,000	—	5,000	174,000	2,072,000
Total assets	47,241,000	—	1,722,000	10,339,000	59,302,000
Capital expenditures	318,000	—	3,000	62,000	383,000

2003
Depreciation and amortization	2,002,000	—	3,000	779,000	2,784,000
Total assets	44,100,000	—	1,149,000	20,934,000	66,183,000
Capital expenditures	174,000	—	—	94,000	268,000

2002
Depreciation and amortization	1,388,000	—	1,000	995,000	2,384,000
Total assets	45,304,000	—	2,308,000	17,385,000	64,997,000
Capital expenditures	229,000	—	1,000	251,000	481,000

Income (loss) from operations at the segment level is computed before general and administrative expenses.
Information concerning geographic areas:
As of and for the Years Ended December 25, 2004 and December 27, 2003

	United States	Canada	United States	Canada
	2004	2004	2003	2003
	$	$	$	$
Hearing aid and other product revenues	56,743,000	6,485,000	55,981,000	4,946,000
Service revenues	5,212,000	310,000	5,913,000	240,000
Long-lived assets	39,235,000	9,704,000	41,021,000	9,379,000

Total assets	47,538,000	11,763,000	54,893,000	11,290,000

Net revenues by geographic area are allocated based on the location of the subsidiary operations.
20. Liquidity
During 2004, the working capital deficit increased $2.6 million to $4.9 million as of December 25, 2004 from $2.3 million as of December 27, 2003. This increase is mainly due to an excess in the cash flow used for financing and investing activities over cash flow generated from operations. The working capital deficit of $4.9 million includes approximately $2.9 million representing the current maturities of the long-term debt to Siemens for Tranche A, B and C, which may be repaid through preferred pricing reductions. In 2004, the Company generated income from operations of approximately $1.8 million compared to $1.9 million in 2003. Cash and cash equivalents as of December 25, 2004 was approximately $2.6 million.
The Company believes that current cash and cash equivalents and cash flow from operations, at current net revenue levels, will be sufficient to support the Company’s operational needs through the next twelve months, although there can be no assurance that the Company can maintain compliance with the Siemens loan covenants, that net revenue levels will remain at or higher than current levels or that unexpected cash needs will not arise for which the cash, cash equivalents and cash flow from operations will be sufficient. In the event of a shortfall in cash, the Company might consider short-term debt, or additional equity or debt offerings. There can be no assurance however, that such financing will be available to the Company on favorable terms or at all. The Company also is continuing its aggressive cost controls and sales and gross margin improvements.